Exhibit 10.1
SENIOR FACILITIES AGREEMENT
380,000,000 Term Facility
40,000,000 Revolving Facility
Dated 16 March 2011
AGZ HOLDING
as Parent and Borrower
ANTARGAZ
as Borrower
THE ENTITIES NAMED HEREIN
as Lenders
BNP PARIBAS
CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE
CREDIT LYONNAIS
NATIXIS
as Mandated Lead Arrangers and Bookrunners
BARCLAYS BANK PLC
BANQUE COMMERCIALE POUR LE MARCHE DE L’ENTREPRISE
ING BELGIUM SA, SUCCURSALE EN FRANCE
as Mandated Lead Arrangers
BANCO BILBAO VIZCAYA ARGENTARIA
CREDIT DU NORD
HSBC FRANCE
CREDIT SUISSE INTERNATIONAL
BRED BANQUE POPULAIRE
BANQUE PALATINE
as Arrangers
NATIXIS
as Facility Agent and Coordinator
NATIXIS
as Security Agent

SCHEDULES

Schedule 1	Lenders
Schedule 2	Security Documents
Schedule 3	Documentary Conditions Precedent
Schedule 4	Drawdown Request — Advances
Schedule 5	Transfer Certificate
Schedule 6	Auditors certificate
Schedule 7	Form of effective global rate letter
Schedule 8	Storage and Logistics Companies
Schedule 9	Mandatory Cost Formulae
Schedule 10	Transfer Request

THIS FACILITIES AGREEMENT is made on 16 March 2011
BETWEEN:
(1)
AGZ HOLDING, a société anonyme, incorporated under the laws of France under registration number 413 765 108 RCS Nanterre, with registered capital of euro 35,905,326.00, and having its registered office at Immeuble Les Renardières, 3 Place de Saverne, 92400 Courbevoie, and represented by duly authorised signatories for the purpose of this agreement (the “Parent”);

(2)
ANTARGAZ, a société anonyme, incorporated under the laws of France under registration number 572 126 043 RCS Nanterre, with registered capital of euro 3,935,349.00, and having its registered office at Immeuble Les Renardières, 3 Place de Saverne, 92400 Courbevoie, and represented by duly authorised signatories for the purpose of this agreement (“Antargaz”);

(3)
BNP PARIBAS, a société anonyme, incorporated under the laws of France under registration number 662 042 449 RCS Paris, with registered capital of euro 2,397,320,312.00, and having its registered office at 16, boulevard des Italiens, 75009 Paris, and represented by duly authorised signatories for the purpose of this agreement (a “Mandated Lead Arranger and Bookrunner”);

(4)
CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE, a société coopérative, incorporated under the laws of France under registration number 775 665 615 RCS Paris, a credit institution and brokerage insurance firm registered with the Register of the Intermediaries in Insurances under number 07 008 015, and having its registered office at 26 quai de la Rapée, 75012 Paris, and represented by duly authorised signatories for the purpose of this agreement (a “Mandated Lead Arranger and Bookrunner”);

(5)
CREDIT LYONNAIS, a société anonyme à conseil d’administration, incorporated under the laws of France under registration number 954 509 741 RCS Lyon, with registered capital of euro 1,847,860,375.00, and having its registered office at 18, rue de la République, 69002 Lyon, and represented by duly authorised signatories for the purpose of this agreement (a “Mandated Lead Arranger and Bookrunner”);

(6)
NATIXIS, a société anonyme, incorporated under the laws of France under registration number 542 044 524 RCS Paris, with registered capital of euro 4,653,020,308.80, having its registered office at 30, avenue Pierre Mendès France 75013 Paris, and represented by duly authorised signatories for the purpose of this agreement (a “Mandated Lead Arranger and Bookrunner”);

(7)
BARCLAYS BANK PLC, a company incorporated under the laws of England and Wales under registration number 1026167, with registered capital of sterling 3,040,001,000, having its registered office at 1 Churchill Place, London E14 5HP, United Kingdom, and represented by duly authorised signatories for the purpose of this agreement (a “Mandated Lead Arranger”);

(8)
BANQUE COMMERCIALE POUR LE MARCHE DE L’ENTREPRISE, a société anonyme à directoire et conseil de surveillance, incorporated under the laws of France under registration number 378 398 911 RCS Brest, with registered capital of euro 330,000,000, having its registered office at 1 allée Louis Lichou 29480 Le Relecq-Kerhuon France, and represented by duly authorised signatories for the purpose of this agreement (a “Mandated Lead Arranger”);

(9)
ING BELGIUM SA, SUCCURSALE EN FRANCE, incorporated under registration number 490 100 260, having its main office at Coeur Défense, Tour A, Place de la Défense, 90-102 avenue du Général de Gaulle, 92400 Courbevoie, France, a branch of ING Belgium SA/NV, with capital of euro 2,350,000,000, having its registered office at Marnix 24, B-1000 Brussels, registered with the Brussels register under number 0403 200 393, and represented by duly authorised signatories for the purpose of this agreement (a “Mandated Lead Arranger”);

(10)
BANCO BILBAO VIZCAYA ARGENTARIA, a société anonyme, incorporated under the laws of the Kingdom of Spainacting through its Paris Branch under registered number 349 358 887 RCS Paris, with registered capital of 1,523,867,581.08 euros, and having its registered office at 29, Avenue de l’Opéra 75001 Paris, France, and represented by duly authorised signatories for the purpose of this agreement (an “Arranger”);

(11)
CREDIT DU NORD, a société anonyme, incorporated under the laws of France under registration number 456 504 851 RCS Lille, with registered capital of euro 890,263,248.00, having its registered office at 28 place Rihour 59000 Lille, and represented by duly authorised signatories for the purpose of this agreement (an “Arranger”);

(12)
HSBC FRANCE, a société anonyme, incorporated under the laws of France under registration number 775 670 284 RCS Paris, with registered capital of euro 337,189,100, having its registered office at 103, avenue des Champs-Elysées, 75419 Paris, France, and represented by duly authorised signatories for the purpose of this agreement (an “Arranger”);

(13)
CREDIT SUISSE INTERNATIONAL, a company incorporated under the laws of England and Wales under registration number 02500199, having its registered office at One Cabot Square, London, UK E14 4QJ, and represented by duly authorised signatories for the purpose of this agreement (an “Arranger”);

(14)
BRED BANQUE POPULAIRE, a société anonyme coopérative de Banque Populaire, incorporated under the laws of France under registration number 552 091 795 RCS Paris, with registered capital of euro 432,487,500.00, having its registered office at 18 quai de la Rapée 75012 Paris, and represented by duly authorised signatories for the purpose of this agreement (an “Arranger”);

(15)
BANQUE PALATINE, a société anonyme à directoire et conseil de surveillance, incorporated under the laws of France under registration number 542 104 245 RCS Paris, with registered capital of euro 538,802,680.00, having its registered office at 42 rue d’Anjou 75008 Paris, and represented by duly authorised signatories for the purpose of this agreement (an “Arranger”);

(16)	THE FINANCIAL INSTITUTIONS listed in schedule 1 as Lenders;
(17)	NATIXIS in its capacity as coordinator (the “Coordinator”);

(18)	NATIXIS in its capacity as facility agent for the Lenders under the Finance Documents (the “Facility Agent”); and
(19)	NATIXIS in its capacity as agent for the Finance Parties under the Security Documents (the “Security Agent”).
WHEREAS:
The Parent has requested the Lenders to make available to it a EUR 380,000,000 Term Facility for the purpose of refinancing the Existing Facilities (as defined below) and the Parent and Antargaz have requested the Lenders to make available to them a EUR 40,000,000 Revolving Facility for general corporate purposes of the Group.
THE PARTIES TO THIS AGREEMENT AGREE as follows:
1.	INTERPRETATION

1.1	Definitions
In this agreement:
“Accounting Half-Year” means each period of approximately 26 weeks ending on the last day of September and March in a Financial Year;
“Advances” means the Term Advance and the Revolving Advances;
“Affiliate” means a Subsidiary or a Holding Company of another person or any other Subsidiary of a Holding Company of that other person;
“Agents” means the Facility Agent and the Security Agent;
“Annual Accounts” means the consolidated audited annual accounts of the Group delivered or to be delivered to the Facility Agent under clause 17.10(b)(i) (Financial statements);
“Approved Accounting Principles” means French GAAP and, subject to those principles, the accounting principles, standards and practices on the basis of which the Original Audited Accounts were prepared;
“Approved Projections” means the business plan remitted to the Lenders on the Signing Date;
“Aquitaine Rhône Gaz” means a société anonyme à conseil d’administration, incorporated under the laws of France under registration number 382 151 272 RCS Lyon, with registered capital of euro 197,731.45, and having its registered office at 13 rue Alfred Nobel Bâtiment A 69320 Feyzin;

“Auditors” means Deloitte & Touche, Ernst & Young, KPMG, PricewaterhouseCoopers, Mazars, RSM Salustro Reydel or Grant Thorton and/or any other first-ranking firm of accountants;
“Availability Period” means:
(a)	the period starting on the Signing Date and ending 5 Business Days after the Signing Date (inclusive) in the case of the Term Facility, and
(b)	the period starting on the day after the First Drawdown Date and ending one month before the Revolving Facility Repayment Date in the case of the Revolving Facility;
“Black List” means the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time of states or territories which are insufficiently cooperative (Etats ou territoires non coopératifs) in the exchange of information;
“Black List Jurisdiction” means a state or territory which is on the Black List;
“Borrowers” means the Parent and Antargaz;
“Business Day” means a day which is a Target Day (other than a Saturday or a Sunday) on which banks and financial markets are open in Paris for the transaction of business of the nature required by this agreement;
“Butane du Havre” has the meaning given to it in schedule 8;
“Cash” means cash at bank credited to an account in the name of a Group Company and to which that Group Company is beneficially entitled which is repayable on demand (or within 30 days of demand) without condition;
“Cash Equivalents” means marketable debt securities (valeurs mobilières de placement) denominated in Euro with a maturity of three months or less to which a Group Company is beneficially entitled, and which can be promptly realized by that Group Company without condition;
“Commitment” means, in relation to a Lender, its Term Commitment or its Revolving Commitment;
“Constitutional Documents” means the statuts and k-bis of the Parent in the agreed form;
“Core Business” means the existing core business of the Group as at the Signing Date, consisting of (i) the purchase, storage, transport and distribution of gas and liquefied petroleum gas (including butane and propane-based LPG) and their substitutes and derivatives, (ii) the manufacture, trade and repairing of equipment relating to the making, storage, transport, distribution and use of gas and liquefied petroleum gas (including butane and propane-based LPG) and their substitutes and derivatives, (iii) the purchase and sale of patents, licences, manufacturing processes, trademarks and factory models and designs in connection with (i) and (ii) and (iv) all other ancillary and related activities in relation to (i) to (iii);

“Default” means an Event of Default or a Potential Event of Default;
“Defaulting Lender” means any Lender which has failed to make its participation in an Advance available or has notified the Facility Agent that it will not make its participation available in an Advance by the relevant Drawdown Date in accordance with clause 3.1 (Basis of Participation) unless its failure to pay is caused by administrative or technical error or a Disruption Event and (in both cases) the relevant payment is made within 5 Business Days of its due date;
“Derivative Instrument” means any forward rate agreement, option, swap, cap, floor, any combination or hybrid of the foregoing and any other financial derivative agreement;
“Disruption Event” means either or both of (a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or (b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party, from performing its payment obligations under the Finance Documents or from communicating with other Parties in accordance with the terms of the Finance Documents; and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;
“Drawdown Date” means the date for the making of a Drawing, as specified by the relevant Borrower in the relevant Drawdown Request;
“Drawdown Request” means a notice requesting an Advance in the form set out in schedule 4;
“Drawing” means a utilisation by a Borrower of a Facility;
“EBITDA” means the consolidated profit of the Group for the relevant Testing Period:
(a)	before any deduction of corporation tax or other Taxes on income or gains;
(b)	before any deduction for Interest Payable;
(c)	after deducting (to the extent otherwise included) Interest Receivable;
(d)	excluding extraordinary items;
(e)	after deducting (to the extent otherwise included) the amount of profit (or adding back the amount of loss) of:
(i)	any Group Company (other than the Parent) which is attributable to any third party (other than a Group Company) which is a shareholder in that Group Company; and

(ii)	any company or other person which is not a Group Company but whose profits or losses are taken into account in the calculation of the consolidated profit of the Group for that Testing Period;
(f)
after adding back or deducting, as the case may be, the amount of any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that Testing Period, to the extent included in arriving at EBITDA for that Testing Period;

(g)	before deducting amortisation of any goodwill or any intangible assets;

(h)	before deducting any depreciation on fixed assets;

(i)	before amortisation of any Refinancing Costs; and

(j)	after adding back or deducting, as the case may be, the variation of any provision during that Testing Period which does not have any cash impact;
For the avoidance of doubt, “EBITDA” shall not be reduced by the Refinancing Costs incurred and paid by the Group during that Testing Period;
“Environment” means any and all living organisms (including man), ecosystems, gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock and all other natural resources or part of such resources, including artificial or man-made buildings, structures or enclosures;
“Environmental Approval” means any consent required under or in relation to Environmental Laws;
“Environmental Laws” means all international, European Union, national, federal, state or local statutes, orders, regulations or other law or subordinate legislation or common law or guidance notes or regulatory codes of practice, circulars and equivalent controls (including judicial interpretation of any of the foregoing) concerning the Environment or health and safety which are in existence now or in the future and are binding at any time on any Group Company in the relevant jurisdiction in which that Group Company has been or is operating (including by the export of its products or its waste to that jurisdiction);
“EONIA” means in relation to a Business Day and any amount in Euro:
(a)
the overnight rate per annum calculated by the European Banking Federation for the relevant Business Day which appears on Reuters EONIA page (or any replacement page on that service) or any other service which displays such rate which the Facility Agent, after consultation with the Lenders and the Parent, selects; or

(b)
if the rate referred to in paragraph (a) above is not available for that Business Day, the arithmetic mean of the rates (rounded upwards to four decimals places) as supplied to the Facility Agent at its request quoted by the Reference Banks to the leading banks in the European interbank market; at or about 7.00 pm (Brussels time) on such day for offering of deposits in Euro for the period from one Business Day to the immediately following Business Day;

“EURIBOR” means, in relation to any Advance or overdue amount in Euro, the rate per annum equal to the offered quotation which appears on Reuter EURIBOR 01 page (or any replacement page on that service) as of 11.00 am on the applicable Rate Fixing Day for a period comparable to its Interest Period or, if no Telerate service is available, on any other service which displays an average European Banking Federation Interest Settlement Rate for Euro which the Facility Agent, after consultation with the Lenders and the Parent, selects;
“Euro”, “EUR” and “€” means the single currency of the Participating Member States of the European Union;
“Event of Default” means any event specified in clause 18.1 (List of events);
“Existing Facilities” means the Existing Term Facility and the Existing Revolving Facility;
“Existing Facilities Agreement” means the senior facilities agreement dated 7 December 2005, as amended and restated on 14 February 2006 and on 6 October 2008 between, inter alia, the Parent, Antargaz, the lenders named therein and Calyon as facility agent and security agent in relation to the Existing Facilities;
“Existing Revolving Facility” means the revolving credit facility in the principal amount of EUR 50,000,000 granted to the Borrowers under the Existing Facilities Agreement;
“Existing Term Facility” means the term facilities in the initial principal amount of EUR 380,000,000 granted to the Parent under the Existing Facilities Agreement;
“Existing Indebtedness” means the Existing Facilities;
“Facilities” means the Term Facility and the Revolving Facility;
“FBF Master Agreement” means the 2001 FBF Master Agreement for Foreign Exchange and Derivatives Transactions published by the Fédération Bancaire Française;
“Fees Letters” means the letters from the Facility Agent to the Parent dated on or about the Signing Date setting out details of certain fees payable by the Parent in connection with the Facilities;
“Finance Documents” means this agreement, each Security Document, the Intercreditor Agreement, each Transfer Certificate, the Fees Letters and any other document designated as a Finance Document by the Parent and the Facility Agent;
“Finance Parties” means each Mandated Lead Arranger and Bookrunner, each Mandated Lead Arranger, each Arranger, the Coordinator, each Agent and each Lender;

“Financial Indebtedness” means (without double counting) any indebtedness in relation to or arising under or in connection with:
(a)	any money borrowed (including any overdraft and amounts borrowed under this agreement);
(b)
any debenture, bond (other than (i) any performance bond issued in the ordinary course of trading by one Group Company in relation to the obligations of another Group Company or (ii) any customs guaranty (caution douanière)), note or loan stock or other similar instrument;

(c)	any acceptance or documentary credit;
(d)
any receivable sold or discounted (other than to the Security Agent pursuant to any Security Document) provided that, for the purposes of any calculation of the amount of Financial Indebtedness, the amount of indebtedness to be taken into account under this paragraph (d) will be the amount of the consideration received by the relevant Group Company for the sale or discounting of the relevant receivable;

(e)	the purchase price of any asset or service to the extent payable by a Group Company after the time of sale or delivery to a Group Company, where the deferred payment is:
(i)	arranged as a method of raising vendor financing; and

(ii)	paid more than six months after the sale or delivery date;
(f)
the sale price of any asset or service to the extent paid before the time of sale or delivery by the Group Company liable to effect that sale or delivery, where the advance payment is arranged as a method of raising finance;

(g)	any finance lease, hire purchase, credit sale or conditional sale agreement which in each case would be treated as such in accordance with French GAAP;
(h)
Derivative Instruments (provided that, for the purpose of any calculation of the amount of Financial Indebtedness to be taken into account under this paragraph (h) in respect of the relevant Derivative Instrument, that amount shall be the net amount of the payment obligations outstanding from the relevant Group Company under that Derivative Instrument, less the amount of any margin then placed by that Group Company with the relevant counterparty in connection with that Derivative Instrument);

(i)
any amount payable by any Obligor in relation to the reduction of any share capital or redemption of any securities issued by it or any other Group Company, other than amounts payable to another Obligor;

(j)	any amount raised under any other transaction having the commercial effect of a borrowing (other than refundable deposits payable and consigned containers accrual liability);
(k)	any disposal of receivables by way of securitisation, factoring or otherwise; or
(l)	any guarantee issued by a Group Company of indebtedness of any person of a type referred to in paragraphs (a) to (k) (inclusive) above;

for the avoidance of doubt, the amount of indebtedness to be taken into account for the purpose of any calculation of the amount of Financial Indebtedness shall not double-count guarantees granted by any Group Company in respect of Financial Indebtedness incurred by any Group Company and will not include guarantees of obligations incurred by any Group Company which obligations do not constitute indebtedness of a type referred to in paragraphs (a) to (j) (inclusive) above;

“Financial Year” means the period of 12 months ending on 30 September in each year;
“First Drawdown Date” means the first Drawdown Date with respect to the Term Facility;
“French GAAP” means accounting principles, standards and practices generally accepted from time to time in France;
“Gaz Energie Distribution” means a société anonyme incorporated under the laws of France under registration number 421 283 615 RCS Nancy, with registered capital of euro 348,965.52, and having its registered office at 109 Boulevard d’Haussonville 54000 Nancy;
“Géogaz” has the meaning given to it in schedule 8;
“Group” means the Parent and its Subsidiaries from time to time;
“Group Company” means a member of the Group;
“Half-Year Accounts” means the semi-annual consolidated management accounts of the Group delivered or to be delivered to the Facility Agent under clause 17.10(b)(ii)(Financial statements);
“Hedging Agreements” means the agreements, including master agreements and related schedules, in relation to the Derivative Instruments entered into by the Parent with the Hedging Lenders, which shall be based on the ISDA Master Agreement or the FBF Master Agreement, and managing or hedging currency and/or interest rate risk in relation to the Term Facility;
“Hedging Lender” means a Lender (or an Affiliate of a Lender) or an entity that is a party to an existing derivative instrument entered into by the Parent, in its capacity as provider of currency and/or interest rate hedging under any Hedging Agreement;
“Holding Company” means, in relation to any body corporate, any other body corporate of which it is a Subsidiary;
“Intellectual Property” means the Intellectual Property Rights owned or used by Group Companies throughout the world or the interests of any Group Company in any of those Intellectual Property Rights, together with the benefit of all agreements entered into or the benefit of which is enjoyed by any Group Company relating to the use or exploitation of any of those Intellectual Property Rights;
“Intellectual Property Rights” means all patents and patent applications, trade and service marks and trade and/or service mark applications (and all goodwill associated with any such applications), all brand and trade names, all copyrights and rights in the nature of copyright, all design rights, all registered designs and applications for registered designs, all trade secrets, know-how and all other intellectual property rights;

“Intercreditor Agreement” means the intercreditor agreement dated the date hereof entered into between the Borrowers, the Lenders, the Agent, the Security Agent, the Hedging Lenders, the Shareholder and the subordinated lenders (as the case may be) in connection with any Permitted Equity Injections or any Partially Subordinated Loans;
“Interest” means interest and amounts in the nature of interest paid or payable in relation to any Financial Indebtedness including:
(a)	the interest element of finance leases;
(b)	discount and acceptance fees payable (or deducted) in relation to any Financial Indebtedness;
(c)
fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a Group Company (but excluding Refinancing Costs);

(d)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and
(e)	commitment, utilisation and non-utilisation fees payable or incurred in relation to Financial Indebtedness (but excluding Refinancing Costs);
“Interest Payable” means the total of:
(a)	Interest accrued (whether or not paid or capitalised) during the relevant Testing Period; and
(b)	the amount of the discount element of any Financial Indebtedness amortised during that Testing Period, as an obligation of any Group Company during that period and adjusted for amounts payable and receivable under Derivative Instruments entered into for the purposes of managing or hedging interest rate risk;
“Interest Period” means a period by reference to which interest is calculated and payable on an Advance or overdue amount;
“Interest Receivable” means the amount of Interest accrued (including interest and/or dividends received by the Group during the relevant Testing Period under Cash Equivalent investments) due to Group Companies (other than by other Group Companies) during the relevant Testing Period which is freely available to meet the Group’s payment obligations;

“Investment Amount” means the aggregate (without double-counting) of the following amounts:
(a)	any amount advanced, lent, contributed or subscribed for, or otherwise invested in, a Joint Venture by any Group Company during any Financial Year;
(b)
the market value of any asset transferred (other than by way of a transfer otherwise permitted under this agreement) or contributed to a Joint Venture by any Group Company during any Financial Year; and

(c)
the maximum liability under any guarantee given by any Group Company during any Financial Year in respect of any Financial Indebtedness incurred (whether by way of guarantee or otherwise) by a Joint Venture;

“ISDA Master Agreement” means the 1992 Multicurrency-Cross Border Master Agreement or 2002 Master Agreement, each as published by the International Swaps and Derivatives Association Inc;
“Joint Venture” means any joint venture, partnership or similar arrangement (including any Groupement d’intérêts économiques) or any company of which the Parent directly or indirectly owns some (but not all or substantially all) of the equity share capital;
“Lenders” means the Term Lenders and the Revolving Lenders;
“Lending Office” means the office through which a Lender is acting for the purposes of this agreement, which, subject to clause 3.2 (Lending Office), will be the office set opposite the name of that Lender in schedule 1 (or in any relevant Transfer Certificate);
“Leverage Ratio” means the ratio of Total Net Debt to EBITDA;
“Majority Lenders” means, at any time:
(a)	Lenders whose aggregate Commitments at that time aggregate more than 66.66 per cent. of the Total Commitments at that time; or
(b)	if the Total Commitments have at that time been reduced to zero, Lenders whose Commitments aggregated more than 66.66 per cent. of the Total Commitments immediately before the relevant reduction;
“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 9 (Mandatory Cost Formulae);
“Margin” means:
(a)	in relation to the Term Facility, 2.25 per cent. per annum, subject to clause 6.6 (Margin adjustment);
(b)	in relation to the Revolving Facility, 2.25 per cent. per annum, subject to clause 6.6 (Margin adjustment);

“Material Adverse Effect” means any effect, event or matter:
(a)	which is materially adverse to:
(i)	the business, assets or financial condition of the Group (taken as a whole); or
(ii)	the ability of an Obligor to perform any of its obligations under clause 17.11 (Financial Covenant — Modified Leverage Ratio) or any of its payment obligations under any Finance Document; or
(b)
which results in any Security Document not providing to any of the beneficiaries of such Security Document security over the assets expressed to be secured under that Security Document or which materially affects the quality or value of the security expressed to be provided for under that Security Document;

“Material Subsidiaries” means Antargaz and any other Subsidiary whose EBITDA exceeds 5% of the EBITDA of the Group and any other Group Company to be included as necessary to ensure that at all times the Parent and the Material Subsidiaries represent more than 80% of the EBITDA of the Group;
“Maturity Date” means the last day of an Interest Period for a Revolving Advance;
“Modified Leverage Ratio” means the ratio of Modified Total Net Debt to EBITDA;
“Modified Total Net Debt” means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group (excluding any Partially Subordinated Loans) calculated on a consolidated basis less Cash and Cash Equivalents owned by Group Companies, except that:
(a)	in the case of any finance lease only the capitalised value of that finance lease (as determined in accordance with the Approved Accounting Principles) shall be included;
(b)
in the case of any guarantee referred to in the definition of Financial Indebtedness in clause 1.1 (Definitions), the amount of that guarantee shall not be included (i) if such guarantee is permitted under paragraph (v) of clause 17.5(b) (Guarantees) or (ii) to the extent it relates to (a) indebtedness of another Group Company already included in the calculation of Total Net Debt;

(c)
any Financial Indebtedness arising under any Permitted Equity Injection (including under paragraph (b) of clause 4.6 (Shareholder Undertakings) of the Intercreditor Agreement) granted by UGI Corporation or any of its Subsidiaries which is fully subordinated shall be excluded;

“Net Proceeds” means the aggregate consideration received by any Group Company in relation to the disposal of all or any part of the assets of any Group Company (including the amount of any inter-company debt of any Group Company disposed of which is repaid in connection with that disposal), but after deducting all Taxes and other reasonable costs and expenses incurred by continuing Group Companies in connection with that disposal;

“Obligors” means each Borrower and the Security Grantor;
“Operating Budget” means a budget comprising projected profit and loss account, projected balance sheet and projected cashflow statement (including details of projected capital expenditure) for the Group and forecast of the likely financial performance of the Group for a Financial Year, delivered under clause 17.10 (Information and accounting undertakings);
“Original Audited Accounts” means;
(i)	in relation to the Parent, the audited financial statements and consolidated financial statements of the Group for the Financial Year ending 30 September 2010; and
(ii)	in relation to Antargaz, its audited financial statements for its Financial Year ending 30 September 2010;
“Partially Subordinated Loans” means unsecured debt with fully capitalised interest, at an interest rate which shall be limited to the interest rate applicable to the Term Facility as at the date on which the intercompany loan is granted, to be made available to the Group by the Shareholder and/or Shareholder Affiliates in a principal aggregate amount not exceeding EUR 50,000,000 outstanding at any time (such EUR 50,000,000 cap to be decreased by any such loans being converted into Subordinated Loans as provided for in clause 17.9(d) (Partially Subordinated Loans)) and which shall not be repaid unless the conditions specified in clause 17.9(d) (Partially Subordinated Loans) and in the Intercreditor Agreement are satisfied;
“Participating Member States” has the meaning given to it in council Regulation EC No. 1103/97 of 17 June, 1997 made under Article 235 of the Treaty on European Union;
“Party” means a party to this agreement;
“Partly Owned Storage and Logistics Company” means a Storage and Logistics Company which is not a wholly-owned Subsidiary (whether directly or indirectly) of the Parent;
“Permitted Acquisition” means any acquisition (the “Proposed Acquisition”) by a Group Company of all the shares in a company or substantially all of the assets of a business, provided that:
(a)	the company or the business which is the subject of the Proposed Acquisition carries on a similar or complementary business to that carried on by the Group;
(b)
the chief financial officer (or any board member) of the Parent certifies to the Lenders (such certificate to contain calculations in reasonable detail) that the Leverage Ratio as calculated on a pro forma basis (taking into account the Proposed Acquisition and quantifiable synergies from the Proposed Acquisition, such as purchasing synergies) on the Testing Date which immediately precedes the date on which the Proposed Acquisition is completed, shall not be greater than 3.5x;

“Permitted Equity Injections” means the unlimited amounts of (i) new equity and/or (ii) Subordinated Loans to be made available to the Group by the Shareholder and Shareholder Affiliates (including Subordinated Loans resulting from the conversion of Partially Subordinated Loans in accordance with clause 17.9(d) (Partially Subordinated Loans)) (which subordination shall be evidenced by the accession to or entering into of the Intercreditor Agreement) and treated and available for use by the Group as Cash;
“Potential Event of Default” means an event specified in clause 18.1 (Events of Default) which, with the giving of notice, the lapse of time or the making of any determination would constitute an Event of Default;
“Qualifying Lender” means, for the purposes of any Drawing by a Borrower, a bank or financial institution which:
(a)	is for the time being participating in that Drawing through a branch, agency or Affiliate in the jurisdiction of residence of that Borrower; or
(b)
is resident in a country with which the jurisdiction of residence of the Borrower has an appropriate double taxation treaty which, under its terms, provides at the date on which that bank or financial institution becomes a Lender for full relief from that jurisdiction’s income tax on that jurisdiction’s source interest for an entity such as that bank or other financial institution when acting through the branch, agency of Affiliate through which it is acting for the purposes of that Drawing;

“Rate Fixing Day” means, in relation to any period for which EURIBOR or EONIA is to be determined:
(a) in the use of EURIBOR, two Target Days before the first day of that period, or
(b) in the use of EONIA, on the first day of that period;
unless market practice differs in the relevant interbank market for a currency, in which case the Rate Fixing Day for that currency will be determined by the Facility Agent in accordance with market practice in the relevant interbank market;
“Receivables” means, in relation to a Borrower, at any time, the outstanding amounts of the obligations of any trade debtor of that Borrower in respect of the supply of goods or services by that Borrower;
“Refinancing” means the refinancing of the Existing Indebtedness;
“Refinancing Costs” means all fees, costs and expenses incurred by the Group for the purpose of or in connection with the Refinancing;
“Repayment Dates” means each date identified in Clause 9.1(a) (Term Advance) as set out opposite the relevant Repayment Instalment and the Revolving Facility Repayment Date;
“Repayment Instalment” means, with respect to the Term Advance, each instalment identified in Clause 9.1 (a)(Term Advance);
“Revolving Advance” means the principal amount of each advance made or to be made under the Revolving Facility, as reduced from time to time by repayment or prepayment;

“Revolving Commitment” means:
(a)
in relation to a Lender identified in schedule 1, the amount set opposite its name under the heading “Revolving Commitment” in schedule 1 and the amount of any other Revolving Commitment transferred to it under this agreement; or

(b)	in relation to any other Lender, the amount of any Revolving Commitment transferred to it under this agreement, to the extent not cancelled, reduced or transferred by it under this agreement;
“Revolving Facility” means the revolving credit facility made available by the Revolving Lenders under clause 2.1(b) (Facilities);
“Revolving Facility Repayment Date” means the date falling 5 years after the First Drawdown Date;
“Revolving Lenders” means:
(a)	the persons identified in schedule 1 as participating in the Revolving Facility; and
(b)	each Transferee which has become a party to this agreement in relation to the Revolving Facility in accordance with clause 24 (Changes to parties), in each case until its entire participation in the Revolving Facility has been assigned or transferred to a Transferee in accordance with clause 24 (Changes to parties) and all amounts owing to it under the Finance Documents in relation to the Revolving Facility have been paid in full;
“Rhône Gaz” has the meaning given to it in schedule 8;
“Security Documents” means each of the security documents specified in schedule 2 and all other documents creating, evidencing or granting a Security Interest in favour of any Finance Party in relation to the obligations of any Obligor under any Finance Document;
“Security Grantor” means the Parent;
“Security Interest” means any mortgage, pledge, lien, right of set-off, assignment by way of security, reservation of title, any other security interest or any other agreement or arrangement (including a sale and repurchase arrangement) having the commercial effect of conferring security;
“Shareholder” means UGI Bordeaux;
“Signing Date” means the date of this agreement;
“Sobégal” has the meaning given to it in schedule 8;
“Storage and Logistics Companies” means the companies and other corporate entities listed in schedule 8;

“Subordinated Loan” means any fully subordinated unsecured debt with fully capitalised interest;
“Subsidiary” means:
(a)
an entity of which a company or other entity has from time to time direct or indirect control (as defined in article L.233-3 paragraphs I and II of the French Commercial Code (as in force at the date of this agreement)); or

(b)
any other company or other entity in respect of which, in accordance with the Approved Accounting Principles, the assets, liabilities, income and expenses are added to those of the Parent in accordance with the full consolidation method for the purposes of the preparation of consolidated financial statements of the Parent;

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched November 19th, 2007;
“Target Day” means a day on which the TARGET2 is open for the settlement of any payments in euro;
“Taxes” means all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties, compulsory loans and withholdings (wherever imposed) and any charges in the nature of taxation together with interest thereon and penalties and fines in relation thereto, if any, and any payments made on or in relation thereof and “Taxation” shall be construed accordingly;
“Tax Consolidation Agreement” means the tax consolidation agreement in French language called convention d’intégration fiscale dated 18 June 2004 and as amended from time to time and on the date hereof, between UGI Bordeaux and its Subsidiaries;
“Term Advance” means the principal amount of the advance made or to be made under the Term Facility, as reduced from time to time by repayment or prepayment;
“Term Commitment” means:
(a)
in relation to a Lender identified in schedule 1, the amount set opposite its name under the heading “Term Commitment” in schedule 1 and the amount of any other Term Commitment transferred to it under this agreement; or

(b)	in relation to any other Lender, the amount of any Term Commitment transferred to it under this agreement, to the extent not cancelled, reduced or transferred by it under this agreement;
“Term Facility” means the term loan facility made available by the Term Lenders under clause 2.1(a) (Facilities);

“Term Final Repayment Date” means the date falling 5 years after the First Drawdown Date;
“Term Lenders” means:
(a)	the persons identified in schedule 1 as participating in the Term Facility; and
(b)	each Transferee which has become a party to this agreement in relation to the Term Facility in accordance with clause 24 (Changes to parties), in each case until its entire participation in the Term Facility has been assigned, cancelled or transferred to a Transferee in accordance with clause 24 (Changes to parties) and all amounts owing to it under the Finance Documents in relation to the Term Facility have been paid in full;
“Testing Date” means the last day of each Testing Period and for the first time on 31 March 2011;
“Testing Period” means, subject to clause 17.13 (Calculation adjustments), each period which corresponds to the annual accounting reference period of the Parent or two consecutive accounting half-years ending on 31 March and 30 September of each year;
“Total Commitments” means the aggregate of all the Commitments at any time;
“Total Net Debt” means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group calculated on a consolidated basis less Cash and Cash Equivalents owned by Group Companies, except that:
(a)	in the case of any finance lease only the capitalised value of that finance lease (as determined in accordance with the Approved Accounting Principles) shall be included;
(b)
in the case of any guarantee referred to in the definition of Financial Indebtedness in clause 1.1 (Definitions), the amount of that guarantee shall not be included (i) if such guarantee is permitted under paragraph (v) of clause 17.5(b) (Guarantees) or (ii) to the extent it relates to (a) indebtedness of another Group Company already included in the calculation of Total Net Debt; and

(c)
any Financial Indebtedness arising under any Permitted Equity Injection (including under paragraph (b) of clause 4.6 (Shareholder Undertakings) of the Intercreditor Agreement) granted by UGI Corporation or any of its Subsidiaries which is fully subordinated shall be excluded;

“Transfer Certificate” means a certificate substantially in the form set out in schedule 5;
“Transfer Request” means a notice substantially in the form set out in schedule 10;
“Transferee” has the meaning given to it in clause 24.2(a) (Assignments and transfers by Lenders);

“Treaty on European Union” means the Treaty of Rome signed on 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty signed on 7 February 1992;
“UGI” means UGI Corporation or any of its Affiliates;
“UGI Bordeaux” means UGI Bordeaux Holding, a French société par actions simplifiée, with a share capital of €85,568,435, having its registered office at 3 place de Saverne, Immeuble Les Renardières, 92400 Courbevoie, registered under number 452 431 232 RCS Nanterre.
1.2	Construction
In this agreement, unless a contrary intention appears, a reference to:
(a)	a document being “in the agreed form” means in a form agreed between the Parent and the Facility Agent;
(b)	an “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);
(c)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;
(d)	“assets” includes property, business, undertaking and rights of every kind, present, future and contingent (including uncalled share capital) and every kind of interest in an asset;
(e)	a “consent” includes an authorisation, approval, exemption, licence, order, permission or waiver;
(f)	a “filing” includes any filing, registration, recording or notice;
(g)	a “guarantee” includes:
(i)	an indemnity;
(ii)	a cautionnement simple, a cautionnement solidaire and a garantie autonome; and
(iii)	any other obligation (whatever called) of any person:
(A)
to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(B)	to be responsible for the performance of any obligations by or the solvency of any other person, and “guaranteed” and “guarantor” shall be construed accordingly;
(h)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;
(i)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(j)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;
(k)	a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(i)	if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if none, on the preceding Business Day; and
(ii)
if a period starts on the last Business Day in a calendar month, or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month, and references to “months” shall be construed accordingly;
(l)
a “person” includes any person, individual, firm, company, corporation, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing;

(m)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(n)
the “winding-up” of any person includes its dissolution and/or termination and/or any equivalent or analogous proceedings under the law of any jurisdiction in which that person is incorporated, registered, established or carries on business or to which that person is subject.

1.3	Other references
In this agreement, unless a contrary intention appears:
(a)	a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors and permitted assignees or transferees;

(b)	references to clauses and schedules are references to, respectively, clauses of and schedules to this agreement and references to this agreement include its schedules;
(c)
a reference to (or to any specified provision of) any agreement or document (including the Finance Documents) is to be construed as a reference to that agreement or document (or that provision) as it may be amended from time to time, but excluding for this purpose any amendment which is contrary to any provision of any Finance Document;

(d)
a reference to a statute, statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute, statutory instrument or accounting standard or such provision thereof, as it may be amended or re-enacted from time to time;

(e)	a time of day is a reference to Paris time;
(f)	the index to and the headings in this agreement are inserted for convenience only and are to be ignored in construing this agreement; and
(g)	words importing the plural shall include the singular and vice versa.
2.	THE FACILITIES

2.1	Facilities
Subject to the other provisions of this agreement:
(a)
the Term Lenders agree to make available to the Parent, a term loan facility in a maximum aggregate principal amount not exceeding EUR 380,000,000, which shall be available by way of a single Term Advance in Euro;

(b)
the Revolving Lenders agree to make available to the Borrowers a revolving credit facility in a maximum aggregate principal amount not exceeding EUR 40,000,000, which shall be available by way of Revolving Advances in Euro.

2.2	Purpose
(a)	The proceeds of the Term Advance shall be applied in or towards the Refinancing.
(b)	The proceeds of the Revolving Advances shall be used for the working capital requirements and other general corporate purposes of Group Companies arising after the First Drawdown Date.
(c)	No Finance Party shall be obliged to enquire about, or be responsible for, the use or application of amounts borrowed under this agreement.

2.3	Parent as Obligors’ agent
Each Obligor irrevocably appoints the Parent as its agent for the purpose of:
(a)	executing and delivering on its behalf any agreement or document capable of being entered into by that Obligor under or in connection with the Finance Documents;
(b)	giving and receiving any notice or instruction under or in connection with any Finance Document (including any Drawdown Request); and
(c)
agreeing and executing all consents, waivers, agreements and amendments (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) entered into in connection with the Finance Documents (including confirmation of continuation of guarantee obligations in connection with any amendment or consent in relation to the Facilities).

The appointment of the Parent as the agent of an Obligor for any purpose set out above does not prevent that Obligor from taking the relevant action in its own name.
3.	PARTICIPATION OF LENDERS

3.1	Basis of participation
Subject to the other provisions of this agreement:
(a)
each relevant Lender will participate in the Term Advance in the proportion which its Term Commitment bears to the Total Commitments in relation to the Term Facility as at the relevant Drawdown Date; and

(b)
each Revolving Lender will participate in each Drawing of the Revolving Facility in the proportion which its Revolving Commitment bears to the Total Commitments in relation to the Revolving Facility as at the relevant Drawdown Date.

3.2	Lending Office
(a)	Each Lender will participate in each Drawing through its Lending Office.
(b)
If any Lender changes its Lending Office for the purpose of the Facilities, that Lender will, as soon as reasonably practicable after that change, notify it to the Facility Agent and the Parent and, until it does so, the Agents and the Parent will be entitled to assume that no such change has taken place.

(c)
Any Lender may nominate a different Lending Office for the purposes of making a particular Drawing or a particular type of Drawing to an Obligor in which event such Lending Office shall be, for the purposes of this agreement, its Lending Office for that Drawing or type of Drawing but not otherwise.

3.3	Rights and obligations of Finance Parties
(a)
The rights and obligations of each of the Finance Parties under the Finance Documents are several (conjointes mais non solidaires). The failure by a Finance Party to comply with its obligations under any Finance Document shall not:

(i)	result in any other Finance Party incurring any liability; or
(ii)	relieve any Obligor or any other Finance Party from its obligations under the Finance Documents.
(b)
Subject to the other provisions of the Finance Documents, each Finance Party has the right to protect and enforce its rights arising out of the Finance Documents and it will not be necessary for any other Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing those rights.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent
(a)
On or before the Signing Date, the Facility Agent shall have received the documents and information specified in part I of schedule 3 (Documentary Conditions Precedent) in form and substance satisfactory to it (acting reasonably).

(b)	The Lenders shall not be under any obligation to make the first Drawing available to any Borrower unless:
(i)
the Facility Agent has received all of the documents and information specified in part II of schedule 3 (Documentary Conditions Precedent) in form and substance satisfactory to it (acting reasonably) (or the Facility Agent is satisfied that, immediately after the making of the Term Advance to be made on the First Drawdown Date, it will receive those documents and that information in form and substance satisfactory to it (acting reasonably)); and

(ii)	the relevant funds are available in the relevant money markets to make the relevant Drawing available.
4.2	Failure to satisfy initial conditions precedent
Except as the Facility Agent (acting on the instructions of all the Lenders) agrees otherwise, if the conditions referred to in clause 4.1 (Initial conditions precedent) have not been fulfilled or waived in writing on or before the last day of the Availability Period for the Term Facility:
(a)	all the Commitments will automatically be cancelled; and
(b)	the Lenders will cease to have any obligation to make any Drawing available.

4.3	Additional conditions precedent to Drawings
Subject to clause 4.4 (Rollover Advances), the obligations of the Lenders to make any Drawing available are subject to the conditions precedent that, on both the date of the relevant Drawdown Request and the relevant Drawdown Date:
(a)	no Default has occurred and is continuing or will occur as a result of making that Drawing;
(b)
the representations and warranties set out in clause 16 (Representations and Warranties) which are made or repeated on those dates are true and accurate in all material respects by reference to the facts and circumstances then subsisting and will remain true and accurate in all material respects immediately after that Drawing is made; and

(c)	the relevant funds are available in the relevant money markets to make the relevant Drawing available.
4.4	Rollover Advances
If, in relation to a Revolving Advance (the “Rollover Advance”):
(a)	either of the conditions specified in clause 4.3(a) or (b) (Additional conditions precedent to Drawings) is not satisfied on the Drawdown Date for the new Revolving Advance;
(b)
the amount of the Rollover Advance does not exceed the amount of an existing Revolving Advance (the “existing Revolving Advance”) which is due to be repaid on the Drawdown Date of the new Revolving Advance; and

(c)	the proceeds of the Rollover Advance are applied in repaying all or part of the existing Revolving Advance, then, unless any notice is then outstanding or cancellation scheduled under clause 10 (Prepayment and cancellation) or 18.2 (Acceleration), the Lenders may not refuse to advance the Rollover Advance by reason of the conditions specified in clause 4.3(a) or (b) (Additional conditions precedent to Drawings) not being satisfied.
4.5	Conditions precedent to any Drawing under the Revolving Facility
The Lenders shall not be under any obligation to make any Drawing under the Revolving Facility available to any Borrower unless the Facility Agent has received all of the documents and information specified in part III of schedule 3 (Documentary Conditions Precedent) in form and substance satisfactory to it (acting reasonably).

5.	DRAWDOWN PROCEDURES

5.1	Delivery of Drawdown Requests
In order to utilise a Facility, the relevant Borrower must deliver to the Facility Agent a duly completed Drawdown Request:
(a)
in relation to the Term Facility, no later than (i) 10.00 a.m. on the First Drawdown Date if this date is the Signing Date or (ii) 11.00 a.m. three Business Days before the First Drawdown Date if this date occurs after the Signing Date; and

(b)	in relation to the Revolving Facility, no later than 11:00 a.m. three Business Days before the proposed Drawdown Date.
5.2	Content of Drawdown Requests
Each Drawdown Request delivered to the Facility Agent must be in the applicable form set out in schedule 4 and must specify (or attach, as appropriate) the following:
(a)	which Facility is to be utilised;
(b)	the identity of the Borrower;
(c)	the proposed Drawdown Date, which must be a Business Day during the relevant Availability Period;
(d)	the amount of that Advance, which must:
(i)	in the case of the Term Advance, be an amount in Euro equal to the undrawn Term Commitments;
(ii)
in the case of a Revolving Advance, be in an amount in Euro equal to or less than the undrawn portion of the Total Commitments in relation to the Revolving Facility and, if less, a minimum of EUR 2,500,000 and an integral multiple of EUR 500,000;

(e)
the duration of the Interest Period applicable to the Revolving Advance or the first Interest Period applicable to the relevant Term Advance (as the case may be), which must comply with clause 7 (Selection of Interest Periods); and

(f)	details of the payee and the account to which the proceeds of the Drawing are to be paid.
5.3	Requests irrevocable

A Drawdown Request once given may not be withdrawn or revoked.

5.4	Number and frequency of requests
(a)	No more than one Term Advance in respect of the Term Facility may be borrowed.

(b)
No more than one Drawing of the Revolving Facility may be requested in any period of five consecutive Business Days and not more than three Drawings of the Revolving Facility may be borrowed in any calendar month. No more than eight Revolving Advances (or any higher number agreed by the Facility Agent) may be outstanding at any one time.

(c)	No Revolving Advance may be borrowed unless the Term Advance has been, or is being, advanced in full on or before the proposed Drawdown Date of the relevant Revolving Advance.
5.5	Notice to the Lenders of a proposed Drawing
Within one Business Day after receiving a Drawdown Request, the Facility Agent will give each Lender details of such Drawdown Request received and of the amount of that Lender’s participation in the Drawing referred to in that Drawdown Request.
5.6	Making of Advances
Subject to the provisions of this agreement, each Lender will make available to the Facility Agent its participation in the relevant Advance on the relevant Drawdown Date.
5.7	Expiry
No Drawing of the Revolving Facility will be permitted which gives rise to an actual or contingent liability of the relevant Borrower to any Lender which may mature after or otherwise extend beyond the Revolving Facility Repayment Date.
5.8	Automatic cancellation
Any part of the Term Commitments undrawn on the last day of the Availability Period for the Term Facility will be automatically cancelled.
5.9	Revolving Facility Commitment
On the date on which any Drawing is requested under the Revolving Facility, the Facility Agent shall determine whether the aggregate of:
(a)	the amount in Euro of that Drawing (determined as at or about 11:00 am three Business Days prior to the relevant Drawing Date); and
(b)	each existing Revolving Advance denominated in Euro which will be outstanding on the relevant Drawing Date, exceeds the Total Commitments in relation to the Revolving Facility. In the event that the Total Commitments in relation to the Revolving Facility are so exceeded the requested Drawing under the Revolving Facility shall be reduced by the amount by which the Total Commitments in relation to the Revolving Facility are so exceeded.

6.	INTEREST

6.1	Rate
The rate of interest on each Advance for each of its Interest Periods is the rate per annum determined by the Facility Agent to be the aggregate of:
(a)	the Margin for that Advance;
(b)
(i) EURIBOR for that Advance during that Interest Period, (ii) EONIA for the purpose of the first Interest Period for the Term Advance or (iii) the interest rate per annum equal to a linear interpolation of one-week EURIBOR and two-week EURIBOR (calculated on the basis of a 360 day year), for the purpose of the second Interest Period for the Term Advance; and

(c)	any applicable Mandatory Cost.
6.2	Calculation
Interest will accrue daily from and including the first day of an Interest Period and be calculated on the basis of a 360 day year.
6.3	Payment
Each Borrower will pay interest accrued on each Advance made to it to the Facility Agent (for the account of the Lenders) in arrear on the last day of each Interest Period for that Advance and also, where that Interest Period is longer than six months, on the last day of each consecutive period of six months from (and including) the first day of that Interest Period.
6.4	Default interest
If an Obligor fails to pay any amount under any Finance Document on its due date (including any amount payable under this clause 6.4) (an “overdue amount”), that Obligor will pay default interest on that overdue amount from its due date to the date of actual payment (both before and after judgement) at a rate (the “Default Rate”) determined by the Facility Agent to be one per cent. per annum above:
(a)
where the overdue amount is principal which has become due and payable before the expiry of the relevant Interest Period, the rate applicable to that principal immediately before the date it fell due (but only for the period from that due date to the end of the relevant Interest Period); or

(b)
in any other case (including principal falling within clause 6.4(a) once the relevant Interest Period has expired), the rate which would be payable if the overdue amount was an Advance made for a period equal to the period of non-payment divided into successive Interest Periods of a duration selected by the Facility Agent (each a “Default Interest Period”).

For the purposes of determining the rate of interest on an overdue amount under this clause 6.4, the Margin will be:
(a)	if that amount comprises principal or interest or any other amount due in relation to a Facility, the Margin relating to that Facility; or
(b)	if that amount is not properly attributable to a Facility, the Margin under the Term Facility.
6.5	Compounding
Default interest will be payable on demand by the Facility Agent and will be compounded in accordance with article 1154 of the French Civil Code.
6.6	Margin adjustment
(a)
Subject to clauses 6.6(b) to (d) (inclusive), if at any time on or after the second Testing Date the Annual Accounts or the Half-Year Accounts (as the case may be) as at the most recent Accounting Half-Year end date show that, for the 12 month period ending on such date, the ratio of Total Net Debt at the end of such period to EBITDA for such period is:

(i)	equal to or greater than 3.25:1, the Margin applicable to the Term Facility and the Revolving Facility will be 2.50 per cent. per annum;
(ii)	less than 3.25:1 but equal to or greater than 2.75:1, the Margin applicable to the Term Facility and the Revolving Facility will be 2.25 per cent. per annum;
(iii)	less than 2.75:1 but equal to or greater than 2.25:1, the Margin applicable to the Term Facility and the Revolving Facility will be 2.00 per cent. per annum;
(iv)	less than 2.25:1, the Margin applicable to the Term Facility and the Revolving Facility will be 1.75 per cent. per annum.
(b)
Any change in the Margin under clause 6.6(a) shall take effect during (but only during) the period, as from the second Testing Date, from (and including) the date on which the Facility Agent has received the Annual Accounts or Half-Year Accounts, as the case may be (the “Accounts”) (together with the corresponding compliance certificates in accordance with clause 17.10(c) (Compliance certificates)) until (but excluding) the date (an “Adjustment Date”) which is the date on which the Facility Agent receives the Accounts as at the end date of the immediately following Accounting Half Year (together with the corresponding compliance certificate in accordance with clause 17.10(c) (Compliance certificates)). On each Adjustment Date, the Margin applicable to the Term Facility and the Revolving Facility shall be determined in accordance with paragraph (a) of this clause 6.6.

(c)
No decrease in the Margin shall take effect if an Event of Default is outstanding. If an Event of Default occurs and for so long as it is continuing, the Margin applicable to the Term Facility and the Revolving Facility shall immediately return to (if it is not already) 2.50 per cent. per annum, until the time when such Event of Default is waived or otherwise ceases to be outstanding (when the Margin will again be determined in accordance with this clause 6.6 on the basis of the most recently delivered Compliance Certificate).

(d)	If:
(i)
(A)	the Margin is decreased in accordance with this clause 6.6 by reference to Half-Year Accounts; or
(B)	Half-Year Accounts indicate that no increase in the Margin is required; and
(ii)	subsequent Annual Accounts show that the Half-Year Accounts were erroneous or incomplete and as a result the margin should have been higher than the level shown by those Half-Year Accounts, the Parent shall, promptly following demand by the Facility Agent, pay (or procure that the Borrowers pay) to the Facility Agent for the account of the Lenders the additional amount which would have been payable by the Borrowers if the Margin had been increased to the correct level during the relevant periods as shown by the relevant Annual Accounts. The Facility Agent’s determination of any adjustments payable under this clause 6.6(d) shall, except in the case of manifest error, be conclusive.
6.7	Notification
The Facility Agent will notify the Parent and the Lenders of each determination of an interest rate (including a default rate) and each selection of a Default Interest Period under this clause 6 as soon as reasonably practicable after any such determination or selection is made.
6.8	Effective global rate
To comply with the provisions of articles L.313-4 to L.313-5 of the French Monetary and Financial Code (Code Monétaire et Financier), the Parent and the Lenders declare that the effective global rate for each of the Facilities cannot be calculated for the total duration of this agreement, primarily because of the floating rate of interest applicable to the Facilities and the relevant Borrower’s selection of the duration of each Interest Period. However an example of the effective global rate calculation and the rate for a one month period shall be provided to the Parent by the Facility Agent on or before the date of this agreement in a letter substantially in the form set out in schedule 7, which letter is part of this agreement and incorporated herein.
7.	SELECTION OF INTEREST PERIODS

7.1	Term Facility
(a)
Subject to the other provisions of this agreement, each Interest Period for the Term Advance shall be one, two, three or six months as notified by the relevant Borrower to the Facility Agent no later than 11:00 am three Business Days before the start of that Interest Period (or any other period to which the Facility Agent (acting on the instructions of all the Lenders) may agree).

(b)
The first Interest Period for the Term Advance will start on its Drawdown Date and shall last for a period of three Business Days. The second Interest Period shall start on the last day of the first Interest Period and shall end on 31 March 2011 (inclusive). Each subsequent Interest Period for the Term Advance will start on the last day of the immediately preceding Interest Period for the Term Advance.

(c)	The Parent will select Interest Periods for the Term Advance so that each Repayment Date for the Term Facility will fall on the last day of an Interest Period.
(d)
If a Borrower fails to select an Interest Period then, save as provided in this clause 7, it will be deemed to have selected a period of three months or any shorter period which is necessary to comply with the requirements of clause 7.1(c).

7.2	Revolving Facility
Subject to the other provisions of this agreement, the Interest Period for each Revolving Advance shall be one, two, three or six months, as selected by the relevant Borrower in the relevant Drawdown Request (or any other period to which Facility Agent (acting on the instructions of all the Lenders) may agree).
7.3	Non-Business Days
If any Interest Period would, but for this clause 7.3, end on a day which is not a Business Day, that Interest Period shall be extended to (and the Maturity Date in the case of a Revolving Advance shall be) the immediately following Business Day, unless the result of that extension would be to carry that Interest Period into another calendar month, in which case that Interest Period shall end on (and that Maturity Date shall be) the immediately preceding Business Day.
8.	MARKET DISRUPTION

8.1	Market Disruption Notice
If, in relation to any Advance (an “Affected Advance”):
(a)
the Facility Agent determines that, by reason of circumstances affecting the applicable interbank market generally, adequate and fair means do not or will not exist for ascertaining EURIBOR or EONIA (as the case may be) applicable to that Affected Advance for an Interest Period; or

(b)
Lenders whose participations in that Affected Advance exceed 35 per cent. of the amount of that Affected Advance notify the Facility Agent that EURIBOR or EONIA (as the case may be) would not accurately reflect the cost to those Lenders of making or maintaining their participations in that Affected Advance for an Interest Period, the Facility Agent will give notice of that event to the Parent and the Lenders (a “Market Disruption Notice”).

8.2	Substitute basis
During the 30 days following the giving of a Market Disruption Notice, the Affected Advance will be made and the Facility Agent and the Parent will negotiate in good faith in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the relevant Affected Advance. If a substitute basis is agreed within that period, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period). The Facility Agent will not agree a substitute basis under this clause 8.2 without first obtaining the approval of the Lenders.
8.3	Cost of funds
Unless and until a substitute basis is agreed under clause 8.2 (Substitute basis), the interest payable on each Lender’s participation in the relevant Affected Advance for the relevant Interest Period will be the rate certified by that Lender to be its cost of funds (from any source which it may reasonably select) plus the applicable Margin.
8.4	Unavailability of Euro
If, in relation to any proposed Drawing by way of an Advance, Lenders whose participations in that Advance exceed 35 per cent. of the amount of that Advance notify the Facility Agent that deposits in Euro will not be readily available to them in the European interbank market in order to enable them to fund their participations in that Advance, the Lenders will not be obliged to participate in the proposed Drawing and any Drawdown Request which has been served by the relevant Borrower will be deemed withdrawn.
9.	REPAYMENT OF DRAWINGS

9.1	Term Advance
(a)
The Parent shall repay the Term Advance in full by repaying the instalments (expressed in percentages of the Term Advance) specified below (each a “Repayment Instalment”) on the Repayment Dates specified below:

Repayment Dates	Term Advance Repayment Instalment (%)

31 May 2014	10% of the outstanding principal amount of the Term Advance

31 May 2015	10% of the outstanding principal amount of the Term Advance

Term Final Repayment Date	Full repayment of the Term Advance
(b)	No amount repaid or prepaid in relation to the Term Advance may be redrawn.

9.2	Revolving Advances repayment
(a)	Each Borrower of any Revolving Advance shall repay that Revolving Advance on its Maturity Date.
(b)	Any amount repaid under the Revolving Facility may be redrawn in accordance with clause 5 (Drawdown procedures).
(c)	On the Revolving Facility Repayment Date:
(i)	the Revolving Facility will expire and the Revolving Commitment of each Lender will be reduced to zero; and
(ii)	each Borrower will repay or prepay all amounts outstanding and owed by it in relation to the Revolving Facility.
(d)
The Parent shall procure that for a period of at least 10 consecutive days during each calendar year, the total amount of all Revolving Advances, net of Cash and Cash Equivalent, shall be reduced to zero;

10.	PREPAYMENT AND CANCELLATION

10.1	Voluntary prepayment
A Borrower may prepay all or any part of any Advance at any time without limitations and/or penalties, provided that:
(a)	the Facility Agent has received no less than three Business Days’ irrevocable notice from the relevant Borrower of the proposed date and amount of the prepayment;
(b)	any partial prepayment is in a minimum amount of EUR 5,000,000 and, if greater an integral multiple of EUR 1,000,000; and
(c)	if paid other than on the last day of the Interest Period for the relevant Advance, the relevant Borrower indemnifies the Lenders under clause 26.1 (General indemnity and breakage costs).
10.2	Additional right of prepayment
If:
(a)	interest on a Lender’s participation in an Advance is being calculated in accordance with clause 8.3 (Cost of funds);
(b)	a Borrower is required to pay any additional amount to a Lender under clause 12.1 (Gross up);

(c)	a Borrower is required to pay any amount to a Lender under clause 13.1 (Increased costs);
(d)	a Borrower is required to pay any amount to a Lender under clause 12.3 (Indemnity); or
(e)	the circumstance described in sub-paragraph (b)(ii) of clause 25.4 (Replacement of Lenders) arises, then, without prejudice to the obligations of any Obligor under those clauses, the Parent may, whilst the circumstances continue, serve a notice of prepayment and cancellation on that Lender through the Facility Agent. If the Parent serves any such notice:
(a)
on the date which is ten Business Days after the date of service of the notice, each Borrower shall prepay that Lender’s participation in all Advances drawn by it together which accrued interest on those Advances and all other amounts payable to that Lender under the Finance Documents; and

(b)	all that Lender’s Commitments shall be cancelled and reduced to zero as at the date of service of the notice.
10.3	Sale, Change of Control and Listing
(a)	If a Change of Control, Listing or Sale occurs:
(i)	all of the Lenders’ Commitments will immediately be cancelled and reduced to zero; and
(ii)	each Borrower will immediately prepay all Advances drawn by it and all sums advanced to it.
(b)	For the purposes of this agreement:
(i)	a “Change of Control” will occur if:
(A)
UGI ceases to hold more than 50 per cent. of the equity share capital of the Parent or equity share capital having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Parent; or

(B)	UGI ceases after the date of this agreement to have the right to determine the composition of a majority of the board of directors (or like body) of the Parent; or
(C)	UGI ceases after the date of this agreement to have “control” (as defined in article L. 233-3 paragraphs I and II of the French Commercial Code) of the Parent;
(ii)
“Listing” means a listing of all or any part of the share capital of the Parent on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Parent in any jurisdiction or country; and

(iii)	“Sale” means a disposal (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Group.

10.4	Asset disposals
(a)
Subject to clauses 10.4(b) and 10.7 (Restrictions on upstreaming moneys), the Parent shall procure that the Net Proceeds of any disposal of any fixed asset exceeding EUR 300,000 (or its equivalent in other currencies) by a Group Company (other than a disposal permitted by clauses 17.3(a)(i), (ii), (iv), (v), (vi), (viii) or (ix) (Disposals) and other than to the extent that such Net Proceeds, when aggregated with the Net Proceeds of all other such sales made since the Signing Date, do not exceed EUR 20,000,000 (or its equivalent in other currencies)) are applied in prepayment of the Facilities.

(b)	Net Proceeds need not be so applied if within 360 days after receipt they are reinvested in fixed assets related to the Core Business.
(c)
All such Net Proceeds which are not applied for the purposes specified in clause 10.4 (b) will be applied, in prepaying the Term Facility on the last day of the Interest Period following the expiry of the 360 day period referred to in clause 10.4(b).

10.5	Insurance claims
(a)
Subject to clauses 10.5(b), 10.5(c) and 10.7 (Restrictions on upstreaming moneys), if a Group Company receives any proceeds exceeding EUR 3,000,000 (or its equivalent in other currencies) as a result of making a claim under an insurance policy (other than in relation to third party liability or in relation to consequential loss policies that are actually applied to cover operating losses), the Parent shall procure that an amount equal to those proceeds (net of any applicable Tax) is applied in prepayment of the Facilities;

(b)
Any amount received or recovered as a result of making a claim under an insurance policy need not be so applied if within 360 days after receipt it is applied in reinstating, replacing, repairing or otherwise investing in assets related to the Core Business;

(c)
All such proceeds which are not applied for the purposes specified in clause 10.5(b) will be applied in prepaying the Term Facility the first day following the expiry of the 360 day period referred to in clause 10.5(b) or, if later, the last day of the Interest Period immediately following such date.

10.6	Order of application of prepayments
(a)	Any amount to be applied in prepayment of the Facilities under clauses 10.4 (Asset disposals) and 10.5 (Insurance claims) shall be applied by the relevant Borrower:
(i)	first to prepay the Term Facility (to be applied pro rata to each Repayment Instalment);
(ii)
then, in either case, to the extent there are excess proceeds remaining after such prepayment, the outstanding amount under the Revolving Facility shall be prepaid and the corresponding Revolving Commitments shall be cancelled up to the same amount; and

(iii)
then only to the extent there are excess proceeds remaining after such repayment and cancellation, the available Revolving Commitments shall be cancelled in an amount equal to that excess or to its total amount if such excess exceeds the available Revolving Commitments, such cancellation to apply to the Revolving Commitment of each Revolving Lender on a pro rata basis.

(b)
Subject to the other provisions of this agreement, the Parent shall, by notice to the Facility Agent to be received at least three Business Days before the date of any voluntary prepayment, designate on which Repayment Instalment such voluntary prepayment is to be applied.

10.7	Restrictions on upstreaming moneys
(a)
Any amount to be applied in prepayment of the Facilities under 10.4 (Asset disposals) and 10.5 (Insurance claims) shall (except where the relevant amount has been received directly by the Parent) be limited to the aggregate of:

(i)
the sum of (1) distributable profits of the Subsidiaries of the Parent net of taxes for the latest financial year (taking into account the relevant company’s shareholding in its Subsidiaries) and (2) cash reserves distributable without incurring equalisation tax (en franchise de précompte), exceptional tax (prélèvement exceptionnel) on distributions or similar tax (if any) of the relevant Subsidiaries (taking into account the percentage of the Parent’s shareholding in the relevant Subsidiaries); and

(ii)	cash held by the Parent.
(b)
Subject to clause 10.7(a), the Parent shall (within boundaries of French law and to the extent that it does not thereby incur any material adverse tax consequences) use its best endeavours to facilitate cash circulation (including early repayments of intercompany loans between Group Companies so as to permit partial prepayments of the Facilities under clauses 10.4 (Asset disposals) and 10.5 (Insurance claims) to take place. The difference between the amount to be applied in prepayment of the Facilities under clause 10.4 (Asset disposals) and/or 10.5 (Insurance claims) and the amount which can legally be prepaid under the limitations described at clause 10.7(a)(i) and (ii) shall either be deposited by the relevant Group Company on a dedicated interest bearing bank account until the payment can be made upstream to the Parent (subject to a maximum period of six months) or, if the relevant Group Company is a Borrower under the Revolving Facility and if it so elects, shall be applied towards prepayment (but not cancellation) of the amounts due by it under the Revolving Facility.

(c)	If:
(i)
any amount is required to be applied in prepayment or repayment of the Facilities under this clause 10 but, in order to be so applied, moneys need to be upstreamed or otherwise transferred from one Group Company to another Group Company to effect that prepayment or repayment; and

(ii)	those moneys cannot be so upstreamed or transferred without:
(A)	breaching a financial assistance prohibition or other legal restriction applicable to a Group Company (or any of its directors); or
(B)
any Group Company incurring a material cost (whether as a result of paying additional Taxes (including, in the case of a Group Company incorporated in France, any special dividend withholding tax (précompte) or otherwise), there will be no obligation to make that payment or repayment until that impediment no longer applies.
10.8	Cancellation of Term Facility
The Parent may cancel the undrawn amount of the Term Commitments relating to the Term Facility in whole or in part (but, if in part, in a minimum amount of EUR 5,000,000 and an integral multiple of EUR 1,000,000) at any time during the Availability Period for the Term Facility by giving no less than three Business Days’ irrevocable notice to the Facility Agent specifying the date and amount of the proposed cancellation and, on any cancellation of any Term Commitments, the amount of the corresponding Term Facility will reduce accordingly. Any such cancellation shall reduce each Lender’s Commitment in respect of the Term Facility on a pro rata basis.
10.9	Cancellation of Revolving Facility
(a)
Provided that the Revolving Facility shall not be cancelled by application of proceeds which would otherwise give rise to mandatory prepayment of the Term Advance under any of clauses 10.3 (Sale, Change of Control and Listing), 10.4 (Asset disposals) or 10.5 (Insurance claims), the Parent may cancel the Revolving Commitments in whole or in part (but, if in part, in a minimum of EUR 5,000,000 and an integral multiple of EUR 1,000,000) at any time during the Availability Period for the Revolving Facility by giving no less than three Business Days’ irrevocable notice to the Facility Agent specifying the date and amount of the proposed cancellation and, on any cancellation of the Revolving Commitments, the amount of the Revolving Facility will be reduced accordingly. Any such cancellation shall reduce each Lender’s Revolving Commitment on a pro rata basis.

(b)
No cancellation of the Revolving Facility may be made if it would result in the aggregate of the Revolving Advances at the time of the proposed cancellation exceeding the total Revolving Commitments at such time.

10.10	Miscellaneous
(a)	Any repayment or prepayment under this agreement must be accompanied by accrued interest on the amount repaid or prepaid and any other amount then due under this agreement.
(b)	No amount prepaid or cancelled under this clause 10 may be redrawn or reinstated.
(c)
Any notice of prepayment or cancellation given under this agreement shall be irrevocable and, in the case of notice of prepayment, the Parent or the Borrower named in that notice shall be obliged to prepay (or, in the case of the Parent, to procure prepayment) in accordance with that notice.

11.	PAYMENTS

11.1	By Lenders
(a)
On each date on which an Advance is to be made, each Lender shall make its participation in that Advance available to the Facility Agent on that date by payment in Euro in immediately available cleared funds to the account specified by the Facility Agent for that purpose.

(b)
The Facility Agent shall make the amounts paid to it available to the relevant Borrower on the date of receipt by payment in Euro to the account specified by that Borrower in the notice requesting that Advance. If any Lender makes its share of any Advance available to the Facility Agent later than required by clause 11.1(a), the Facility Agent shall make that share available to the relevant Borrower as soon as practicable after receipt.

11.2	By Obligors
(a)
On each date on which any amount is due from any Obligor under the Finance Documents, that Obligor shall pay that amount on that date to the Facility Agent in immediately available cleared funds to the account specified by the Facility Agent for that purpose.

(b)
Each payment under this agreement from an Obligor is to be made in Euro, except that each payment under clause 12.1 (Gross up) or clause 13.1 (Increased costs) shall be made in the currency specified by the claiming Finance Party.

(c)
The Facility Agent shall, on the date of receipt, pay to the Finance Party to which the relevant amount is due its pro rata share (if any) of any amounts so paid to the Facility Agent in Euro to the account specified by that party to the Facility Agent. If any amount is paid to the Facility Agent later than required by clause 11.2(a), the Facility Agent shall make that party’s share available to it as soon as practicable receipt.

11.3	Netting of payments
If on any Drawdown Date:
(a)	the Revolving Lenders are required to make a Revolving Advance; and
(b)	a payment is due to be made by an Obligor to the Facility Agent for the account of the Revolving Lenders, the Facility Agent may, without prejudice to the obligation of the relevant Obligor to make that payment, apply any amount payable by the Revolving Lenders to that Obligor on that Drawdown Date in relation to the relevant Revolving Advance in or towards satisfaction of the amounts payable by that Obligor to the Revolving Lenders on that Drawdown Date.
11.4	Assumed receipt
Where an amount is to be paid under any Finance Document for the account of another person, the Facility Agent will not be obliged to pay that amount to that person until it is satisfied that it has actually received that amount. If the Facility Agent nonetheless pays that amount to that person and the Facility Agent had not in fact received that amount, then that person will on request refund that amount to the Facility Agent. That person will be liable:
(a)
to pay to the Facility Agent on demand interest on that amount at the rate determined by the Facility Agent to be equal to the cost to the Facility Agent of funding that amount for the period from payment by the Facility Agent until refund to the Facility Agent of that amount; and

(b)	to indemnify the Facility Agent on demand against any additional loss it may have incurred by reason of it having paid that amount before having received it.
11.5	No set-off or deductions
All payments made by an Obligor under the Finance Documents must be paid in full without set-off or counterclaim and not subject to any condition and free and clear of and without any deduction or withholding for or on account of any Taxes (except as provided in clause 12 (Taxes)).
11.6	Business Days
Subject to clause 7.3 (Non-Business Days), if any amount would otherwise become due for payment under any Finance Document on a day which is not a Business Day, that amount shall become due on the immediately following Business Day and all amounts payable under any Finance Document calculated by reference to any period of time shall be recalculated on the basis of that extension of time.

11.7	Application of moneys
If any amount paid or recovered in relation to the liabilities of an Obligor under any Finance Document is less than the amount then due, the Facility Agent shall apply that amount against amounts outstanding under the Finance Documents in the following order:
(a)	first, to any unpaid fees and reimbursement of unpaid expenses of the Agents;
(b)	second, to any unpaid fees and reimbursement of unpaid expenses of the Lenders;
(c)	third, to unpaid interest;
(d)	fourth, to unpaid principal; and
(e)	fifth, to other amounts due under the Finance Documents,
in each case (other than (a)), pro rata to the outstanding amounts owing to the relevant Finance Parties under the Finance Documents taking into account any applications under this clause 11.7. Any such application by the Facility Agent will override any appropriation made by an Obligor.
12.	TAXES

12.1	Gross up
If any deduction or withholding for or on account of Taxes or any other deduction imposed by its jurisdiction of incorporation from any payment made or to be made by an Obligor to any Finance Party or by the Facility Agent to any other Finance Party under any Finance Document is required by law, then that Obligor will:
(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;
(b)
pay to the relevant Taxation or other authorities within the period for payment permitted by the applicable law, the amount which is required to be paid in consequence of the deduction (including the full amount of any deduction from any additional amount paid under this clause 12.1);

(c)
promptly pay to the relevant Finance Party an additional amount equal to the amount required to procure that the aggregate net amount received by that Finance Party will equal the full amount which would have been received by it if no such deduction or withholding had been made; and

(d)	indemnify each Finance Party against any losses incurred by it by reason of:
(i)	any failure by the relevant Obligor to make any deduction or withholding; or
(ii)	any such additional amount not being paid on the due date for payment of that amount.

12.2	Exemptions from gross-up
No additional amount will be payable to a Finance Party under clause 12.1 (Gross up) to the extent that (i) the relevant deduction or withholding would not have arisen if that Finance Party had been a Qualifying Lender at the time the relevant payment fell due (unless the reason it is not a Qualifying Lender is the introduction of, or a change in, any law or regulation, or a change in the interpretation or application of any law or regulation or in any practice or concession of the relevant tax authority, in each case occurring after the date of this agreement or after the date on which such Finance Party became a party to this agreement), (ii) the relevant deduction or withholding is imposed because the relevant payment is made to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Black List Jurisdiction or (iii) that Finance Party is incorporated, domiciled or established, or is acting through a Lending Office that is situated, in a Black List Jurisdiction.
12.3	Indemnity
Without prejudice to clause 12.1 (Gross up), if, as a result of a tax change occurring after the date of this agreement on or after the date on which such Finance Party became a party to this agreement, any Finance Party (or any person on its behalf) is required to make any payment in relation to Tax (other than Tax on its overall net income) on or calculated by reference to the amount of any payment received or receivable by that Finance Party (or any person on its behalf) under any Finance Document (including under clause 12.1 (Gross up)) or any liability in relation to any such payment is assessed, levied, imposed or claimed against any Finance Party (or any person on its behalf), the Parent shall, on demand by the Facility Agent, forthwith indemnify that Finance Party (or relevant other person) against that payment or liability and any losses incurred in connection with that payment or liability.
12.4	Filings
If an Obligor is required (or would in the absence of any appropriate filing be required) to make a deduction or withholding for or on account of Taxes or any other deduction contemplated by this clause 12, that Obligor and each relevant Finance Party shall promptly file all forms and documents which the appropriate Tax authority may reasonably require in order to enable that Obligor to make relevant payments under the Finance Documents without having to make that deduction or withholding.
Each Finance Party which is a Qualifying Lender by reason of paragraph (b) of the definition of “Qualifying Lender” in clause 1.1 (Definitions) shall, as soon as reasonably practicable after request from the Parent, file with any relevant Tax authority, or provide to the Parent, any Tax form, declaration or other document which the Parent has reasonably requested from that Finance Party for the purpose of enabling payments to be made by the relevant Obligor to that Finance Party under the Finance Documents without deduction or withholding.
12.5	Tax credits
If an Obligor pays an additional amount under clause 12.1 (Gross up) and a Lender, in its sole opinion acting in good faith, receives an off-setting Tax credit or other similar Tax benefit arising out of that payment, that Lender shall reimburse to the relevant Obligor the amount which that Lender determines, in its sole opinion acting in good faith, is attributable to the relevant deduction, withholding or payment and will leave it in no better or worse position in relation to its worldwide Tax liabilities than it would have been in if the payment of that additional amount had not been required, to the extent that that Lender, in its sole opinion acting in good faith, can do so without prejudice to the retention of the amount of that credit or benefit and without any other adverse Tax consequences for it. Any such reimbursement shall be conclusive evidence of the amount due to that Obligor and shall be accepted by that Obligor in full and final settlement of any claim for reimbursement under this clause 12.5.

12.6	Tax credit recovery
If, following any reimbursement by a Lender under clause 12.5 (Tax credits), that Lender is required to relinquish or surrender any credit or benefit or suffers an adverse Tax consequence as a result of that reimbursement and that relinquishment, surrender or that adverse Tax consequence was not (or was not fully) taken into account in determining that reimbursement, the relevant Obligor shall, on demand, return to that Lender the proportion of the reimbursement which will compensate the Lender for that relinquishment, surrender or adverse Tax consequence.
12.7	Tax affairs
Nothing in this clause 12 shall oblige any Lender to disclose any information to any person regarding its Tax affairs or Tax computations or interfere with the right of any Lender to arrange its Tax affairs in whatever manner it thinks fit.
13.	CHANGE IN CIRCUMSTANCES

13.1	Increased costs
(a)
If the effect of the introduction of, or a change in, or a change in the interpretation or application of, any law or regulation (including any law or regulation relating to Taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary controls) applicable to any Lender (an “Affected Lender”) occurring after the date of this agreement or after the date on which it became a Lender or compliance by any Lender with any such law or regulation is to:

(i)
impose an additional cost on the Affected Lender as a result of it having entered into any Finance Document or making or maintaining its participation in any Advance or of it performing its obligations under any Finance Document;

(ii)	reduce any amount payable to the Affected Lender under any Finance Document or reduce the effective return on its capital or any class of its capital; or
(iii)
result in the Affected Lender making any payment or foregoing any interest or other return on or calculated by reference to any amount received or receivable by the Affected Lender from any other party under any Finance Document,

(each such increased cost, reduction, payment, foregone interest or other return being referred to in this clause 13.1 as an “increased cost”), then:
(A)	the Affected Lender will notify the Parent and the Facility Agent of that event as soon as reasonably practicable after becoming aware of it; and
(B)
on demand from time to time by the Affected Lender, the Parent will pay to the Affected Lender the amount which the Affected Lender reasonably determines is necessary to compensate the Affected Lender for that increased cost (or the portion of that increased cost which is, in the opinion of the Affected Lender, attributable to it entering into the Finance Documents, making or maintaining its participation in any Drawing, or maintaining its Commitment).

(b)
The certificate of an Affected Lender specifying the amount of compensation payable under this clause 13.1 and the basis for the calculation of that amount is, in the absence of manifest error, conclusive.

(c)	The Parent will not be obliged to compensate any Affected Lender under this clause 13.1 in relation to any increased cost:
(i)	compensated for by clause 12 (Taxes);
(ii)	attributable to a change in the rate of Tax on the overall net income of the Affected Lender;
(iii)
attributable to the implementation by the applicable authorities having jurisdiction over the Affected Lender and/or its Lending Office of the matters set out in the statement of the Basel Committee on Banking Regulations and the Supervisory Practices dated 26 June, 2004 in the form existing on the date of this agreement (but excluding any amendment taking account of or incorporating any measure from the Basel III Framework the principles of which are set out in the 26 July 2010 Group of Governors and Heads of Supervision accord and any subsequent implementing measures) or the directive of the European Council of 14 June, 2006, except in the case of an increase in mandatory reserve requirements in respect of requirements in effect on the date of this agreement in each case to the extent and according to the timetable provided for therein;

(iv)
occurring as a result of any negligence or wilful default of the Affected Lender or any of its Holding Companies including but not limited to a breach by that Affected Lender or any of its Holding Companies of any fiscal, monetary or capital adequacy limit imposed on it by any law or regulation; or

(v)	to the extent that the increased cost was incurred in respect of any day more than six months after the first date on which it was reasonably practicable to notify the Parent thereof.
(d)
If any Holding Company of a Lender suffers a cost which would have been recoverable by that Lender under this clause 13.1 if that cost had been imposed on that Lender, that Lender shall be entitled to recover the amount of that cost under this clause 13.1 on behalf of the relevant Holding Company.

13.2	Illegality
If it is or becomes contrary to any law or regulation for any Lender to make any of the Facilities available or to maintain its participation in any Advance or any of its Commitments, then that Lender may give notice to that effect to the Facility Agent and the Parent, whereupon:
(a)
the relevant Borrowers will forthwith prepay that Lender’s participation in all Advances then outstanding, together with all interest accrued on those Advances and pay all other amounts due to that Lender under the Finance Documents (including under clause 26.1 (General indemnity and breakage costs)); and

(b)	that Lender’s undrawn Commitments (if any) will immediately be cancelled and that Lender will have no further obligation to make the Facilities available.
13.3	Mitigation
If circumstances arise in relation to a Lender which would or may result in:
(a)	any Advance in which it participates becoming an Affected Advance under clause 8 (Market disruption); or
(b)	an obligation to pay an additional amount to it under clause 12.1 (Gross up); or
(c)	a demand for compensation by it under clause 13.1 (Increased costs); or
(d)	an obligation to prepay any amount to it under clause 13.2 (Illegality), then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under the clauses referred to above, that Lender will notify the Facility Agent and the Parent as soon as reasonably practicable after becoming aware of those circumstances and, in consultation with the Facility Agent and the Parent, take such reasonable steps as may be open to it to mitigate the effects of those circumstances, including:
(a)	changing its Lending Office for the purposes of this agreement; or
(b)	transferring its rights and obligations under this agreement in accordance with clause 24 (Changes to parties), but the Lender concerned will not be obliged to take any action if to do so might have a material adverse effect on its business, operations or financial condition or cause it to incur liabilities or obligations (including Taxation) which (in its reasonable opinion) are material or would materially reduce its return in relation to its participation in the Facilities.

14.	FEES, EXPENSES AND STAMP DUTIES

14.1	Bookrunning, MLA, arrangement and participation fees
The Parent will pay to the Agent on behalf of the Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers, the Arrangers and the Lenders, as the case may be, the bookrunning, MLA, arrangement and participation fees respectively in accordance with the terms of the Fees Letters.
14.2	Agency fee
The Parent will pay to the Facility Agent for its own account an agency fee in accordance with the terms of the Fees Letters.
14.3	Documentation agency fee
The Parent will pay to the Coordinator for its own account a documentation agency fee in accordance with the terms of the Fees Letters.
14.4	Commitment fee
The Parent will pay to the Facility Agent for the account of the Lenders a commitment fee in respect of the Revolving Facility which will be calculated at the percentage rate per annum equal to 35 per cent. of the Margin applicable to the Revolving Facility on the daily undrawn, or not otherwise made available, and uncancelled portion of the Revolving Commitments from (and including) the First Drawdown Date until one month before the Revolving Facility Repayment Date or, if earlier, the cancellation date of all the Revolving Commitments and shall be payable quarterly in arrear and on the Revolving Facility Repayment Date.
Accrued commitment fee under this clause 14.4 is also payable to the Facility Agent for the account of each Lender on the cancelled amount of its Revolving Commitment on the date on which any cancellation of that Revolving Commitment takes effect.
If any Lender becomes a Defaulting Lender, no commitment fee otherwise payable to such Lender pursuant to this clause 14.4 shall be payable to such Lender starting from (and including) the day on which it becomes a Defaulting Lender and until (but excluding) the day on which such Lender notifies the Facility Agent that it will resume making a participation available in an Advance in accordance with clause 3.1 (Basis of Participation), provided that amounts corresponding to the participation in an outstanding Advance which such Lender failed to fund shall not be taken into account in the calculation of the commitment fee payable to such Lender.
14.5	VAT
All fees payable under the Finance Documents are exclusive of any value added tax or other similar tax chargeable on or in connection with those fees. If any such value added tax or other similar tax is or becomes chargeable, that tax will be added to the relevant fee at the appropriate rate and will be paid by the relevant Obligor at the same time as the relevant fee itself is paid.

14.6	Expenses
(a)
The Parent will on demand pay to the Agents, Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers, the Arrangers and the Coordinator the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by any of them in connection with the negotiation, preparation, execution and completion of the Finance Documents, and all documents, matters and things referred to in, or incidental to, any Finance Document (subject to a cap as agreed in the Fees Letters);

(b)
The Parent will on demand pay to the Agents the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by either of them (in its name and/or in the name and on behalf of the Finance Parties) in connection with any amendment, consent or suspension of rights (or any proposal for any of the same) relating to any Finance Document (and documents, matters or things referred to in any Finance Document); and

(c)
The Parent will on demand pay to the Agents the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred in connection with the investigation of any Default but limited to investigations carried out by or on behalf of the Facility Agent and/or the Security Agent only.

14.7	Enforcement expenses
The Parent will on demand pay to each Finance Party the amount of all costs and expenses (including legal fees and other out of pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by that Finance Party in connection with the preservation, enforcement or attempted preservation or enforcement of any of that Finance Party’s rights under any Finance Document (and any documents referred to in any Finance Document) upon production of duly documented evidence.
14.8	Stamp duties, etc.
The Parent will on demand indemnify each Finance Party from and against any liability for any stamp, documentary, filing and other duties and Taxes (if any) which are or may become payable in connection with any Finance Document.
14.9	Calculation
All fees under this agreement which accrue and are payable in arrear will accrue on a daily basis and will be calculated by reference to a 360 day year and the actual number of days elapsed.

15.	SECURITY INTEREST

15.1	Security Documents
The Obligors shall procure that the Security Documents specified in schedule 2 are executed and delivered to the Security Agent on the Signing Date.
15.2	UGI Guarantee
The Lenders hereby duly authorize the Security Agent (acting in the name and on behalf of the Lenders, in accordance with the provisions of this agreement) to release the UGI Guarantee (as defined in the schedule 2) promptly after (i) the date on which all obligations and liabilities of the Obligors to any of the Finance Parties under any of the Finance Documents (together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its respective rights under the Finance Documents) have been irrevocably and unconditionally discharged in full, independently of any partial or intermediate payment, (ii) the date on which the sum of payments made by the Guarantor pursuant to this Guarantee reaches the Cap (as those terms are defined in the UGI Guarantee) or (iii) 30 September 2016.
16.	REPRESENTATIONS AND WARRANTIES

16.1	Reliance
Each Obligor represents (in respect of itself and its Subsidiaries) and warrants as set out in the following provisions of this clause 16 and acknowledges that each Finance Party has entered into the Finance Documents and has agreed to provide the Facilities in full reliance on those representations and warranties.
16.2	Incorporation
Each Group Company is duly incorporated (except for those Group Companies which are sociétés en participation (“SEPs”)) and validly existing with limited liability (except for those Group Companies which are Groupements d’Intérêts Economiques (“GIEs”)) under the laws of the place of its incorporation and, subject to specific rules applicable to SEPs and GIEs, has the power to own its assets and carry on its business.
16.3	Power and capacity
It has the power and capacity to enter into and comply with its obligations under each Finance Document to which it is party.
16.4	Authorisation
It has taken (or, where applicable, will take within the required time period) all necessary action:
(a)	to authorise the entry into and the compliance with its obligations under each Finance Document to which it is party;

(b)
to ensure that its obligations under each Finance Document are valid, legally binding and enforceable in accordance with their terms (save for obligations subject to qualifications as to matters of law contained in the legal opinions referred to in paragraph 8 of schedule 3);

(c)	to make each Finance Document to which it is party admissible in evidence in the courts of France other than certified translations of the Finance Documents into French; and
(d)	to create the security constituted by each Security Document to which it is party and to ensure that that security has the ranking specified in that Security Document.
16.5	No contravention
The entry into by any Group Company, the exercise of its rights under and the compliance with its obligations under and each Finance Document to which it is party do not:
(a)	contravene any law, regulation, judgment or order to which any Group Company is subject;
(b)	conflict with its constitutional documents;
(c)	breach any agreement or the terms of any consent binding upon any Group Company or any assets of any Group Company to an extent which could reasonably be expected to have a Material Adverse Effect; or
(d)	oblige any Group Company to create any security or result in the creation of any security over any assets of any Group Company, other than under the Security Documents.
16.6	Binding obligations
The obligations expressed to be assumed by it under each Finance Document to which it is a party constitute or when executed will constitute its valid and legally binding obligations and are enforceable in accordance with their terms and each of the Security Documents to which it is a party constitute valid security ranking in accordance with its terms (subject, in each case, to any applicable insolvency, bankruptcy or similar laws affecting creditors’ rights generally and save for qualifications as to matters of law contained in the legal opinions referred to in paragraph 8 of schedule 3).
16.7	Consents
All consents and filings required for the conduct of its business as presently conducted have been obtained (or, where applicable, will be obtained within the required time period) and are in full force and effect.
16.8	No Defaults
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Drawing under the Facilities.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

16.9	Litigation
To the best of its knowledge and belief no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.
16.10	Environment
(a)
Each Group Company is and has at all times taken such steps as are necessary to comply in all material respects with all Environmental Laws and all Environmental Approvals necessary in connection with the ownership and operation of its business have been obtained and are in full force and effect.

(b)
To the best of its knowledge and belief having made due and careful enquiry, there are no circumstances which could reasonably be expected to prevent any Group Company from complying in all material respects with any Environmental Law or Environmental Approval necessary in connection with the ownership and operation of its business.

(c)
All material investments of which the relevant Group Company is aware and which is/are necessary to obtain, renew, extend, modify, revoke, suspend or surrender any Environmental Approval necessary in connection with the ownership and operation of its business or to ensure compliance with any Environmental Law have been budgeted for.

(d)
To the best of its knowledge and belief having made due and careful enquiry, no Group Company is aware of any actual changes or other possible changes (which are referred to in national, international or European bodies’ or other regulatory bodies’ consultation papers or in other formal methods of announcing possible changes) in Environmental Law which could reasonably be expected to have a Material Adverse Effect.

16.11	Ownership of assets
It has and each of its Subsidiaries has good title to or valid leases or licenses of, or is otherwise entitled to use or permit other Group Companies to use, all assets necessary to conduct its business.
16.12	Accounts
(a)
The Original Audited Accounts were prepared in accordance with French GAAP consistently applied and fairly represent the consolidated financial position (as at the date to which they were prepared) of and the results of the operations of, the Group for the period to which they relate and the state of the affairs of the Group (as the case may be) at the end of the relevant period and, in particular, disclose or reserve against all liabilities (actual or contingent).

(b)
The latest Annual Accounts and the latest Half-Year Accounts delivered from time to time under clause 17.10(b) (Financial statements) were prepared in accordance with French GAAP consistently applied and, in the case of:

(i)
the latest Annual Accounts fairly represent the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they related and the state of the affairs of the Group at the end of that period and, in particular, disclose or reserve against all liabilities (actual or contingent); and

(ii)
the latest Half-Year Accounts show with reasonable accuracy the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they related and, in particular, disclose or reserve against all liabilities (actual or contingent) to the extent required by the Approved Accounting Principles.

16.13	Approved Projections
(a)	All statements of fact (taken as a whole) in principle recorded in the Approved Projections are true and accurate in all material respects.
(b)
The opinions and views expressed in the Approved Projections represent the honestly held opinions and views of the chief executive officer and the chief financial officer of the Borrowers and were arrived at after careful consideration and are based on reasonable grounds.

(c)
The projections and forecasts contained in the Approved Projections are based upon assumptions (including assumptions as to the future performance of the Group, inflation, price increases, interest rates and efficiency gains) which have been carefully considered by the directors of the Parent and which are considered by them to be fair and reasonable in each case as at the date which the relevant fact, opinion, view, projection or forecast was provided or as at the date at which it is stated.

(d)
The Approved Projections are not misleading in any material respect and do not omit to disclose any matter where failure to disclose such matter would result in the Approved Projections (or any information or business plan contained therein) to be misleading in any material respect for any person considering whether to provide finance to the Obligors.

(e)
Nothing has occurred or come to the attention of the Parent since the date as at which the Approved Projections were prepared which renders any material facts contained in the Approved Projections materially inaccurate or misleading or which makes any of the opinions, projections or forecasts contained in the Approved Projections unfair or unreasonable or renders any of the assumptions on which the projections are based unfair or unreasonable.

16.14	Material Adverse Effect
As at the Signing Date and the First Drawdown Date, there has been no event which has had or is reasonably likely to have a Material Adverse Effect since the date to which the Original Audited Accounts were prepared.
16.15	Material disclosures
It has fully disclosed in writing to the Facility Agent all facts of which it is aware having made due and careful enquiry relating to the Group which it knows could reasonably be expected to materially influence the decision of the Lenders to make the Facilities available to the Obligors.
16.16	Holding Company
The Parent is a holding company and it has not carried on any business or incurred any liabilities other than by entering into or under the Finance Documents (including auditors fees and expenses) and certain trading activities in the Core Business.
16.17	Repetition
The representations and warranties in this clause 16 are made on the date of this agreement and shall be deemed repeated on, the date of each Drawdown Request and on each Drawdown Date (other than in the case of a Rollover Advance), in each case by reference to the facts and circumstances existing on that date, except that:
(a)
the representations and warranties set out in clauses 16.12 (Accounts), paragraphs (a) and (b), 16.13 (Approved Projections), 16.14 (Material Adverse Effect), 16.15 (Material disclosures) and 16.16 (Holding Company) shall not be repeated after the First Drawdown Date; and

(b)	the representations and warranties set out in clauses 16.11 (Ownership of assets), 16.13 (Approved Projections) and 16.16 (Holding Company) shall only be made by the Parent.
17.	UNDERTAKINGS
17.1	Duration of undertakings
Each Obligor undertakes to each Finance Party in the terms of this clause 17 from the date of this agreement until all amounts outstanding under the Finance Documents have been discharged and no Finance Party has any further Commitment or obligations under the Finance Documents.

17.2	Authorisations and status undertakings
(a)	Consents
Each Obligor will obtain within the required time period and maintain in full force and effect all consents and filings required under any applicable law or regulation:
(i)	to enable it to perform its payment and other material obligations under each Finance Document to which it is a party;
(ii)	for the validity, enforceability or admissibility in evidence (other than certified translations of the Finance Documents into French) of each such Finance Document; and
(iii)	to ensure that its obligations under the Finance Documents are legal, valid and binding and each of the Security Documents constitutes valid security ranking in accordance with its terms.
(b)	Maintenance of Status and Authorisation
Each Obligor will, and will procure that each of its Subsidiaries will:
(i) do all things necessary to maintain its corporate existence;
(ii)	obtain and maintain in full force and effect all consents and filings required for the conduct of its business; and
(iii) comply with all laws and regulations applicable to it, where failure to do so could reasonably be expected to materially impair its ability to perform its obligations under the Finance Documents.
(c)	Amalgamations
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction, except for any amalgamation, merger, consolidation or reconstruction:
(i)
of two or more Group Companies (provided that such amalgamation, merger, consolidation or reconstruction does not adversely affect the economic and legal effect of the guarantee and security position of the Finance Parties under the relevant Finance Documents prior thereto and that, for the avoidance of doubt, the following mergers are not permitted: (x) a merger between the Parent and Antargaz and (y) a merger between Antargaz or the Parent and another Group Company where Antargaz or the Parent would not be the surviving entity); or

(ii)	otherwise with the prior written consent of the Majority Lenders.
(d)	Change of Business
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make a material change to the nature of its core business.

(e)	Pari passu ranking
Each Obligor shall ensure that the claims of the Finance Parties under the Finance Documents will at all times rank at least pari passu in right and priority of payment with the claims of all its other present and future unsecured and unsubordinated creditors except those whose claims are preferred solely by operation of law.
17.3	Disposals and security undertakings
(a)	Disposals
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, (whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out or otherwise dispose (each a “disposal”) of any of its assets or agree to do so, other than:
(i)	any disposal of assets on arm’s length terms in the ordinary course of business;
(ii)	any inventory disposal by any Group Company in the ordinary course of trading;
(iii)	any disposal of obsolete or redundant plant and equipment, or of property not required for the operation of its business;
(iv)
any disposal of assets to an Obligor which is party to a legally valid, binding and enforceable Security Document which creates a valid and effective Security Interest over the asset securing all or substantially all amounts outstanding under the Finance Documents;

(v) any disposal of Cash Equivalents on arm’s length terms;
(vi)	any disposal of assets by a Group Company (other than an Obligor) to another Group Company;
(vii)	disposals of assets on arm’s length terms not otherwise permitted under this clause 17.3;
(viii)
the exchange of assets (the “Transferred Assets”) for other assets of a comparable or superior nature and value (the “Received Assets”), provided that, if the Transferred Assets were subject to a Security Interest in favour of the Finance Parties, then a Security Interest in favour of the Finance Parties (and acceptable in form, nature and substance to the Security Agent) shall be granted by the relevant Group Company over the Received Assets;

(ix)
any disposal of receivables by way of securitisation, factoring or otherwise for a maximum amount of EUR 20,000,000 (or its equivalent in another currency) at any time (provided however that any amount disposed under this paragraph (ix) and any amount outstanding under paragraph 17.5(a)(v) (Borrowings) shall not exceed EUR 35,000,000 in aggregate at any time); and

(x)	any other disposal made with the prior consent of the Majority Lenders.

(b)	Negative pledge
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, create or agree to create or permit to subsist any Security Interest over any part of its assets (including, for the avoidance of doubt, the shares of any Subsidiary), other than:
(i)	any Security Interest existing at the date of this agreement, provided that the maximum amount secured by any such Security Interest shall not be increased after the date of this agreement;
(ii) any Security Interest granted by the Finance Documents;
(iii)	liens securing obligations no more than 30 days overdue, arising by operation of law and in the ordinary course of business;
(iv)
Security Interests arising out of title retention provisions in a supplier’s standard conditions of supply of goods where the goods in question are supplied on credit and are acquired by relevant Group Company in the ordinary course of trading;

(v)	rights of set-off existing in the ordinary course of trading activities between any Group Company and its respective suppliers or customers;
(vi)	rights of set-off arising by operation of law or by contract by virtue of the provision to any Group Company of clearing bank facilities or overdraft facilities permitted under this agreement;
(vii)
Security Interests up to a maximum aggregate amount of EUR 5,000,000 (or its equivalent in other currencies) for taxes, assessments or charges (A) not yet due or (B) that are being contested in good faith;

(viii)	Security Interests created in connection with pre-judgement court proceedings up to a maximum aggregate amount not exceeding EUR 5,000,000 (or its equivalent in other currencies);
(ix)
any Security Interests not otherwise permitted under this clause 17.3(b) created by any Subsidiary of Antargaz and securing Financial Indebtedness in an aggregate principal amount not exceeding EUR 5,000,000 (or its equivalent in other currencies);

(x)
any Security Interest created by any Partly Owned Storage and Logistics Company in respect of which, pursuant to the shareholder agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to prohibit the creation of that Security Interest;

(xi)	any Security Interest created in connection with any disposal of receivables by way of securitisation, factoring or otherwise, as permitted under the paragraph 17.3(a) (Disposal);
(xii)	any Security Interest granted to secure the financing of the acquisition of a Subsidiary; and
(xiii)	any other Security Interest created with the prior written consent of the Majority Lenders.
17.4	Acquisition and investment undertakings
(a)	Acquisitions

No Obligor will, and each Obligor will procure that none of its Subsidiaries will acquire any assets or shares other than:
(i)	in the ordinary course of its trading activity;

(ii)	any Permitted Acquisition, provided that:
(A)	the Parent demonstrates to the satisfaction of the Facility Agent that the Permitted Acquisition is funded entirely out of:
(1)	a Permitted Equity Injection; and/or
(2)	Cash and Cash Equivalents owned by Group Companies;
(B)
in respect of any individual Permitted Acquisition where the aggregate of the purchase price paid, or to be paid, for the shares or assets comprised in that Permitted Acquisition plus the total net debt assumed or repaid, or to be assumed or repaid, in connection with that Permitted Acquisition (together, the “enterprise value”) does not exceed EUR 15,000,000 (or its equivalent in other currencies), the Parent has provided the Facility Agent with revised financial projections and forecasts for the business of the Group incorporating that Permitted Acquisition no later that 10 Business Days prior to the date of that Permitted Acquisition;

(C)
in respect of any individual Permitted Acquisition where the enterprise value of that Permitted Acquisition exceeds EUR 15,000,000 (or its equivalent in other currencies), the Parent has provided the Facility Agent with revised financial projections and forecasts for the business of the Group incorporating that Permitted Acquisition and a legal and accounting due diligence report, in each case in form and substance satisfactory to the Majority Lenders, no later than 30 days prior to the date of that Permitted Acquisition; and

(D)	the aggregate enterprise values of all Permitted Acquisitions after the Signing Date does not exceed EUR 90,000,000 (or its equivalent in other currencies); and
(iii)	subject to clause 17.3(a) (Disposals), shares owned by it or any other Group Company in any other Group Company.
(b)	Joint Ventures
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any Joint Venture or invest any amount (whether by way of loan, subscription for share capital, incurrence of any liabilities or otherwise) in any Joint Venture other than:
(i)	an investment by a Group Company (other than the Parent) in any Joint Venture to which it is a party at the date of this agreement (an “existing Joint Venture”) provided that such investment is:
(A)	expressly permitted under clause 17.5 (Financing arrangement undertakings); or
(B)
made by way of equity contribution and/or shareholders’ loans (provided that the aggregate amount of all such equity contributions and outstanding loans pursuant to clause 17.5(c)(ii)(A) (Loans) shall not exceed EUR 25,000,000 (or its equivalent in other currencies) at any time);

(ii)	an investment by a Group Company (other than the Parent) in any Joint Venture (other than any existing Joint Venture) without double counting where:
(A)	the liability of that Group Company in respect of that Joint Venture is limited to the aggregate amount invested by that Group Company in that Joint Venture;
(B)	any investment in that Joint Venture is made by way of equity subscription or shareholder loan; and
(C)
the aggregate Investment Amount invested in all Joint Ventures under this sub-paragraph (ii) does not exceed (i) EUR 60,000,000 (or its equivalent in other currencies) until the Term Final Repayment Date and (ii) EUR 20,000,000 (or its equivalent in other currencies) in any Financial Year.

17.5	Financing arrangement undertakings
(a)	Borrowings
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or permit to be outstanding any Financial Indebtedness other than:
(i)
any Financial Indebtedness of the Group existing at the Signing Date (as listed in the certificate referred to in paragraph 3 of schedule 3) and not to be refinanced as of the First Drawdown Date to the extent not exceeding EUR 1,000,000;

(ii)	amounts due under any Finance Document, the Existing Facilities Agreement (until the First Drawdown Date), or in respect of a Permitted Equity Injection or a Partially Subordinated Loan;
(iii)	Financial Indebtedness permitted by clauses 17.5(b) (Guarantees), 17.5(c) (Loans), or 17.5(d) (Hedging);
(iv)	loans arising by operation of law (including labour and tax regulations);
(v)
any Financial Indebtedness of any Group Company in an aggregate principal amount which does not exceed EUR 35,000,000 (or its equivalent in other currencies) at any time (provided however that any amount outstanding under this paragraph (v) and any amount disposed under paragraph 17.3(a)(ix) (Disposals) shall not exceed EUR 35,000,000 in aggregate at any time);

(vi)
any Financial Indebtedness created by any Partly Owned Storage and Logistics Company with a third party in respect of which, pursuant to the shareholder agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company (the “investing Group Company”) which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to prohibit the creation of that Financial Indebtedness, provided that the aggregate amount of Financial Indebtedness (“Third Party Indebtedness”) created pursuant to this sub-paragraph (vii) by Partly Owned Storage and Logistics Companies where any investing Group Company is liable for the debts of that Partly Owned Storage and Logistics Company does not exceed EUR 10,000,000 (or its equivalent in other currencies) at any time;

(vii)	amounts due under any customs guarantee (caution douanière) issued in the ordinary course of business to the extent not exceeding EUR 3,000,000 at any time;
(viii)
amounts due under any disposal of receivables by way of securitisation, factoring or otherwise, as permitted under paragraph 17.3(a) (ix) (Disposals) (provided however that any amount disposed under this paragraph (viii) and any amount outstanding under paragraph 17.5(a) (v) (Borrowings) above shall not exceed EUR 35,000,000 in aggregate at any time); and

(ix)	any other Financial Indebtedness incurred with the prior consent of the Majority Lenders.
(b)	Guarantees
No Obligor will, and each Obligor will procure that none of its Subsidiaries will grant or make available any guarantee other than:
(i)	any guarantee existing on the date of this agreement, provided that the maximum amount guaranteed by any such guarantee shall not be increased after the date of this agreement;
(ii)	any guarantee contained in any Finance Document (or the Existing Facilities Agreement (until the First Drawdown Date);
(iii)	any guarantee of Financial Indebtedness which is otherwise permitted under paragraph 17.5(a) (Borrowings);
(iv)
any other guarantees given by a Group Company in the ordinary course of its (or any of its Subsidiaries’ or Joint Ventures’) business in respect of its obligations or the obligations of any of its Subsidiaries provided that such obligations do not have the nature of Financial Indebtedness and that the aggregate maximum contingent liability under all such guarantees does not exceed EUR 50,000,000 (or its equivalent in other currencies) at any time; and

(v)
any guarantee or letter of credit (including in the form of documentary credit (crédit documentaire)) granted or issued on behalf of any Obligor in the ordinary course of business for the purpose of guaranteeing the shipping of LPG (liquefied petroleum gas), provided that (a) the aggregate amount of all liabilities outstanding at any time under such guarantees or letters of credit does not exceed EUR 50,000,000 (or its equivalent in other currencies) and (b) the duration of each guarantee or letter of credit does not exceed 60 days.

(c)	Loans
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any loans or grant any credit to any person other than:
(i)	credit granted by any Group Company in the ordinary course of its trading activities;
(ii)	any loan made by a Group Company (the “lending Group Company”) to any other Group Company (the “borrowing Group Company”), provided that:
(A)
the aggregate amount of outstanding loans made by Obligors to Group Companies (other than loans made for the purposes of making a Permitted Acquisition) which are not Obligors (together with the aggregate amount of equity contributions and/or shareholders’ loans made pursuant to clause 17.4(b)(i) (Joint Ventures) but excluding for the avoidance of doubt any equity contributions made pursuant to clause 17.4(b)(ii) (Joint Ventures)) shall at no time exceed EUR 25,000,000 (or its equivalent in other currencies); and

(B)
if the lending Group Company is a Borrower under the Revolving Facility, that lending Group Company grants to the Finance Parties an assignment (cession) of the benefit of that intercompany loan by way of security (pursuant to the Loi Dailly);

(iii)
any loan or grant of credit to employees of the Group (to the extent permissible under applicable law) provided that the maximum aggregate principal amount of all such loans shall not exceed EUR 1,000,000 (or its equivalent in other currencies) for the Group taken as a whole; and

(iv)	any other loan or grant of credit granted with the prior consent of the Majority Lenders.
(d)	Hedging
(i)
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any Derivative Instrument other than (A) the Hedging Agreements referred to in sub-paragraph (ii) below and (B) Derivative Instruments entered into by any Group Company in the ordinary course of its business for the purpose of managing or hedging its exposure to interest rates, exchange rates or commodity prices (but excluding speculative purposes).

(ii)
The Parent will ensure that, for a period of at least three years from the Signing Date, it has hedging of interest rate exposure in relation to at least 66.66 per cent. (and, if the Obligors decide so, up to 100.00 per cent.) of the amount of funds available under the Term Facility (it being specified that the hedging of interest rate exposure currently in place may be used for purposes of satisfying this paragraph (ii)).

(iii)	The parties shall agree to use standard ISDA or FBF agreements as Hedging Agreements.
17.6	Conduct of business undertakings
(a)	Insurance
(i)
Each Obligor will, and will procure that each of its Subsidiaries will effect and thereafter maintain insurances at its own expense in relation to all its assets and risks of an insurable nature with reputable insurers which:

(A)	provide cover against such risks, and to such extent, as normally insured against by other companies owning or possessing similar assets or carrying on similar businesses; and
(B)	shall be in amounts which would in the circumstances be prudent for those companies.

(ii)	The Parent will:
(A)
supply to the Facility Agent on request copies of each policy for insurance required to be maintained in accordance with clause 17.6(a)(i) or (ii) (the “policies”), together with the current premium receipts relating to the policies;

(B)	as soon as reasonably practicable, notify the Facility Agent of any material change to the insurance cover of each Obligor and each Obligor’s subsidiaries; and
(C)
as soon as reasonably practicable, notify the Facility Agent of any claim under any policy which is for, or is reasonably likely to result in a claim under that policy for, an amount in excess of EUR 3,000,000 (or its equivalent in other currencies).

(b)	Intellectual Property
Each Obligor will, and will procure that each of its Subsidiaries will:
(i)	ensure that it beneficially owns or has all necessary consents to use all the Intellectual Property Rights that it requires in order to conduct its business;
(ii)	observe and comply with all obligations and laws applicable to it in relation to the Intellectual Property; and
(iii)	maintain and protect the Intellectual Property required for the operation of its business;
in each case where not doing so could reasonably be expected to prejudice the interests of the Finance Parties under the Finance Documents.
(c)	Taxes
Each Obligor will, and will procure that each of its Subsidiaries will, pay when due (or within any applicable time limit), all Taxes imposed upon it or any of its assets, income or profits on any transactions undertaken or entered into by it except in relation to any bona fide tax dispute (for which, if applicable, provision has been made in its accounts).
(d)	Arm’s length transactions
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any agreement or arrangement other than on an arm’s length basis.

17.7	Environmental undertakings
Each Obligor will, and each Obligor will procure that each of its Subsidiaries will:
(a)	comply in all material respects with all Environmental Approvals (necessary in connection with the ownership and operation of its business) and Environmental Laws applicable to it;
(b)	obtain and maintain to the satisfaction of all relevant regulatory bodies all Environmental Approvals (necessary in connection with the ownership and operation of its business);
(c)
promptly upon receipt of the same notify the Facility Agent of any claim, notice or other communication served on it in relation to any Environmental Law or Environmental Approval (necessary in connection with the ownership and operation of its business) or if it becomes aware of any actual material variation to any Environmental Law or Environmental Approval (necessary in connection with the ownership and operation of its business);

(d)
promptly notify the Facility Agent of any material investment required to be made by any Group Company to maintain, acquire, renew, modify, amend, surrender or revoke any Environmental Approval (necessary in connection with the ownership and operation of its business) or if it otherwise becomes aware of such a requirement; and

(e)	use all reasonable precautions to avoid actions which may give rise to a material liability under Environmental Law.
17.8	Changes to Subsidiaries’ Constitutional Documents
No Obligor (other than the Parent) will, and each Obligor will procure that none of its Subsidiaries will, agree to any amendment of its constitutional documents which could reasonably be expected to be materially adverse to the interests of any Finance Party under any Finance Document (excluding, for the avoidance of doubt, any amendment in connection with any transaction permitted under clause 17.9 (Share capital, dividend and other junior financing arrangement undertakings)).
17.9	Share capital, dividend and other junior financing arrangement undertakings
(a)	Share issues
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, allot or issue any securities (valeurs mobilières) other than:
(i)	an issue of shares by one Group Company to another Group Company allowing, in the case of non wholly-owned members of the Group, for proportionate issues to minority shareholders;
(ii)	an issue of shares by one Group Company to any Group pension scheme or employee incentive scheme;

(iii)	any issue of shares in the Parent for the purposes of a Permitted Equity Injection; or
(iv)	any issue of shares with the prior consent of the Majority Lenders.
(b)	Redemption and acquisition of own shares
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, directly or indirectly redeem, purchase, retire or otherwise acquire any shares or warrants issued by it or otherwise reduce its capital, other than:
(i)	in favour of an Obligor; or

(ii)	where it is obliged to do so by law.
(c)	Dividend
The Parent procures that no dividend shall be distributed in case of:
(i)	the occurrence of an Event of Default and for so long as it is continuing; or
(ii)	the Leverage Ratio, as calculated on a pro forma basis for the first Testing Date occurring after (and taking into account) the proposed distribution, being higher than 3.5x.
(d)	Partially Subordinated Loans
The Parent will not fully or partially repay or prepay any Partially Subordinated Loan, in case of:
(i)	the occurrence of an Event of Default and for so long as it is continuing; or
(ii)	the Leverage Ratio, as calculated on a pro forma basis for the first Testing Date occurring after (and taking into account) the proposed payment, being higher than 3.25x.
If, on two successive Testing Dates following the grant of any Partially Subordinated Loan the Leverage Ratio exceeds 3.50:1 (the “Relevant Testing Dates”), all or part of any such Partially Subordinated Loan shall be converted (up to the amount necessary in order for the Leverage Ratio not to exceed 3.50:1 at the second such Relevant Testing Date) into a Subordinated Loan within 15 calendar days of the remittance date of the Compliance Certificate related to the second Relevant Testing Date and shall not be repaid unless the conditions specified in the Intercreditor Agreement are satisfied.
Partially Subordinated Loans shall not exceed in principal aggregate amount EUR 50,000,000 outstanding at any time (such EUR 50,000,000 cap to be decreased by any such loans being converted into Subordinated Loans as provided for in the above paragraph).
No Subordinated Loan shall be repaid other than in accordance with the provisions of the Intercreditor Agreement.

17.10	Information and Accounting Undertakings
(a)	Defaults
(i)
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(ii)
Promptly upon a request by the Facility Agent, the Parent shall supply to the Facility Agent a certificate signed by its chief executive officer and chief financial officer on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

(b)	Financial statements
The Parent will deliver to the Facility Agent (with sufficient copies for each of the Lenders if requested):
(i)	as soon as available, and in any event within 120 days after the end of each Financial Year, copies of:
(A)
the audited consolidated accounts of the Group as at the end of and for that Financial Year, including a profit and loss account, balance sheet, cash flow statement and directors and auditors’ report on those accounts; and

(B)	the audited accounts of each Obligor for that Financial Year;
(ii)
as soon as available, and in any event within 60 days of the end of the first Accounting Half-Year in each Financial Year, copies of the unaudited consolidated management accounts of the Group as at the end of and for that Accounting Half-Year, including, for the 6 month period comprising such Accounting Half-Year, a profit and loss account, balance sheet, cash flow statement and management commentary for the Group, in such form as the Facility Agent may reasonably require;

(iii)	no less than fifteen days before the beginning of each Financial Year, the Operating Budget for that Financial Year, in such form as the Facility Agent may reasonably require, which accounts, Operating Budget and update to the Operating Budget shall, in each case, have been approved by the chief financial officer of the Parent.

(c)	Compliance certificates
(i)
Each of the Annual Accounts and Half-Year Accounts must be accompanied by a certificate signed by the chief financial officer and (in the case of the Annual Accounts only) the mandataire social of the Parent, which shall:

(A)
certify whether or not, as at the date of the relevant accounts, the Parent was in compliance with the financial covenants contained in clause 17.11 (Financial Covenant — Modified Leverage Ratio) and contain reasonably detailed calculations of the Modified Leverage Ratio and the Leverage Ratio; and

(B)	confirm that, as at the date of that certificate, no Event of Default is outstanding and, to best of knowledge after due and careful inquiry, no Potential Event of Default is outstanding.
(ii)	Each of the Annual Accounts must be accompanied by a certificate from the Auditors which shall be in a form substantially in the form provided in schedule 6.
(d)	Approved accounting principles
All accounts of any Group Company delivered to the Facility Agent under this agreement shall be prepared in accordance with the Approved Accounting Principles. If there is a change in the Approved Accounting Principles after the date of this agreement:
(i)	the Parent shall as soon as practicable advise the Facility Agent;
(ii)
following request by the Facility Agent, the Parent and the Facility Agent shall negotiate in good faith with a view to agreeing any amendments to clauses 17.11 (Financial Covenant- Leverage Ratio) and the financial definitions related thereto which are necessary to give the Lenders comparable protection to that contemplated by those clauses at the date of this agreement;

(iii)
if amendments satisfactory to the Majority Lenders are agreed by the Parent and the Facility Agent within 30 days of that notification to the Facility Agent, those amendments shall take effect in accordance with the terms of that agreement; and

(iv)	if amendments satisfactory to the Majority Lenders are not so agreed within 30 days then, within 15 days after the end of that 30 day period, the Parent shall either:
(A)
deliver to the Facility Agent, in reasonable detail and in a form satisfactory to the Facility Agent, details of all any adjustments which need to be made to the relevant accounts in order to bring them into line with the Approved Accounting Principles as at the date of this agreement; or

(B)	ensure that the relevant accounts are prepared in accordance with the Approved Accounting Principles as at the date of this agreement.
(e)	Management meetings
The Facility Agent shall be entitled to call for meetings with the chief executive officer and/or the chief financial officer of the Parent and/or Antargaz twice in each Financial Year to discuss financial information delivered under clause 17.10(b) (Financial statements) on reasonable prior notice and at times reasonably convenient to the chief executive officer and/or chief financial officer.
(f)	Accounting reference date and tax consolidation
(i)
The Parent shall not change its Financial Year end without the prior consent of the Facility Agent. The Parent shall procure that the financial year end of each of its Subsidiaries is the same as the Financial Year end (except, in the case of a Partly Owned Storage and Logistics Company which, as at the Signing Date, has a different financial year end and, pursuant to the terms of the shareholders agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to procure a change of that existing financial year end).

(ii)
Each Obligor undertakes to procure that the consolidated tax group status (intégration fiscale) of UGI Bordeaux, the Parent and each of the Parent’s Subsidiaries which fulfils the conditions for inclusion in the consolidated tax group of UGI Bordeaux will continue for so long as any Obligor has any obligation under any Finance Document. For the avoidance of doubt, the Parent and its Subsidiaries shall be authorised to make payments to UGI Bordeaux under the Tax Consolidation Agreement (such payments being equal to the sum of (A) income tax that would be due by the Parent and its Subsidiaries in the absence of the tax consolidation regime and (B) the excess (if any) of (x) the group corporate income tax that the Parent would have paid had the initial tax consolidated group (with AGZ Holding as tax consolidating Parent) remained in place over the (y) payments referred to in (A)) provided that UGI Bordeaux will, in accordance with the Tax Consolidation Agreement and paragraph (b) of clause 4.6 (Shareholder Undertakings) of the Intercreditor Agreement, reallocate part of the payments referred to in (A) to the Parent for an amount equal to the tax savings that the Parent would have retained had such initial tax consolidated group remained in place (such reallocation being equal to the excess (if any) of (x) the payments referred to in (A) above over (y) the corporate income tax that the Parent would have paid had such initial tax consolidated group remained in place).

(g)	Investigations
(i)	If the Majority Lenders have reasonable grounds for believing that either:
(A)	any accounts or calculations provided under this agreement are inaccurate or incomplete in any material respect; or

(B)	the Parent is, or is reasonably likely to be, in breach of any of its obligations under clause 17.11 (Financial Covenant — Modified Leverage Ratio), then the Parent will at its own expense, if so required by the Facility Agent, instruct the Auditors (or other firm of accountants selected by the Facility Agent) to discuss the financial position of the Group with the Facility Agent and to disclose to the Facility Agent and the Lenders (and provide copies of) such information as the Facility Agent may reasonably request regarding the financial condition and business of the Group.
(ii)
If, having taken the steps in sub-paragraph (i) above, the Majority Lenders request so, the Facility Agent may instruct the Auditors (or other firm of accountants selected by the Facility Agent) to carry out an investigation at the Parent’s expense into the affairs, the financial performance and/or the accounting and other reporting procedures and standards of the Group, and the Parent will procure that full co-operation is given to the Auditors or other firm of accountants so selected.

(h)	Other information
The Parent will promptly deliver to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(i)	all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(ii)
promptly upon becoming aware of them, the revised list of all Material Subsidiaries if a change occurs, any information regarding the ongoing proceeding under competition law on price fixing with the competition authority, the details of any litigation, labour dispute, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and;

promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.
(i)	“Know your customer” checks
(i)	If:
(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this agreement;
(B)	any change in the status of any member of the Group after the date of this agreement; or

(C)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each member of the Group shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(ii)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

17.11	Financial Covenant — Modified Leverage Ratio
The Parent will procure that the Modified Leverage Ratio as at each Testing Date for the Testing Period ending on that Testing Date shall not exceed 3.50:1.
17.12	Calculation
(a)
The covenants contained in clause 17.11 (Financial Covenant — Modified Leverage Ratio) and the calculation of the Leverage Ratio will be tested by reference to the Annual Accounts and the Half-Year Accounts for the relevant Testing Period.

(b)
If the Annual Accounts are not available when any covenant referred to in clause 17.12(a) is tested, but when those Annual Accounts become available, they show that the figures in any relevant Half-Year Accounts utilised for any such calculation cannot have been substantially accurate, the Facility Agent may require such adjustments to the calculations made or to be made which it, in its sole discretion, considers appropriate to rectify that inaccuracy and compliance with the covenants in clause 17.11 (Financial Covenant — Modified Leverage Ratio) and the calculation of the Leverage Ratio will be determined by reference to those adjusted figures.

(c)
The components of each definition used in clause 17.11 (Financial Covenant — Modified Leverage Ratio) and the calculation of the Leverage Ratio will be calculated in accordance with the Approved Accounting Principles, as varied by this agreement.

(d)
For the avoidance of doubt, for the purpose of calculating the ratios referred to in clause 17.11 (Financial Covenant — Modified Leverage Ratio) and the calculation of the Leverage Ratio, each component of such ratios shall not double-count the same amount in the same calculation.

17.13	Calculation Adjustments
For the purpose of determining compliance with the financial covenants in clause 17.11 (Financial covenant — Modified Leverage Ratio) and the calculation of the Leverage Ratio, if the Group acquires a company or companies (having obtained any necessary consent under this agreement to do so), until the first Testing Date which falls more than 12 months after the relevant company or companies became Subsidiaries of the Parent, the results of such company or companies will be deemed included with those of the rest of the Group for the full duration of the relevant Testing Period as if such company or companies had become a Group Company at the commencement of the Testing Period. Any necessary aggregation of their results will be confirmed by the Auditors and will not include any synergy benefits expected (save as provided in the definition of Permitted Acquisition in clause 1.1 (Definitions)) to be achieved as a result of the acquisition of such company or companies.
18.	EVENTS OF DEFAULT
18.1	List of events
Each of the events set out in this clause 18.1 constitutes an Event of Default, whether or not the occurrence of the event concerned is outside the control of any Group Company.
(a)	Payment default
Any Obligor fails to pay on the due date (or within five Business Days of the due date where the failure to pay is for administrative or technical reasons) any amount payable by it under any Finance Document at the place at which and in the currency in which it is expressed to be payable.
(b)	Breach of Financial Covenant
Any requirement of clause 17.11 (Financial Covenant — Modified Leverage Ratio) is not satisfied.
(c)	Breach of other obligations
Any Obligor fails to comply with any provision of the Finance Documents (other than a provision referred to in clauses 18.1(a) and 18.1(b) above) to which it is a party and, if that failure is capable of remedy, it is not remedied within 15 Business Days of the earlier of the Facility Agent giving notice to the Parent or the Parent becoming aware of such failure to comply.

Any party to the Intercreditor Agreement (other than Finance Party) fails to comply with any provision of the Intercreditor Agreement or the Intercreditor Agreement cease to be binding upon any such party for whatever reason.
(d)	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, if the circumstances giving rise to that default are capable of remedy, they are not remedied within 15 Business Days of the earlier of the Facility Agent giving notice to the Parent or the Parent becoming aware of such misrepresentation.

(e)	Unlawfulness — Illegality
(i)
Any provision of any Finance Documents is or becomes invalid or unenforceable for any reason or is repudiated or the validity or enforceability of any provision of any Finance Document is contested by any person or any party to any Finance Document (other than a Finance Party) denies the existence of any liability or obligation on its part under any Finance Document.

(ii)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
(f)	Insolvency
(i)	Any Obligor or any Material Subsidiary is in cessation des paiements as defined in article L.631-1 of the French Commercial Code (Code de Commerce).
(ii)
Any Obligor or any Material Subsidiary, for the purpose of any applicable law, admits its inability to pay its debts as they fall due or becomes insolvent or a moratorium (sursis de paiements) is declared in relation to its indebtedness.

(g)	Insolvency Proceedings
(i)	Any corporate action or legal proceedings is taken in relation to:
(A)
the suspension of payments, a moratorium of any indebtedness, the winding-up, dissolution, receivership (redressement judiciaire) of any Obligor or any Material Subsidiary or the opening of any proceeding set forth in Livre VI, Titres I, II, III et IV of the French Code de Commerce; or

(B)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets or any Material Subsidiary, except if otherwise permitted under this agreement; or

(ii)
any liquidator, trustee in bankruptcy, judicial custodian, conservator, assignee, sequestrator, trustee, compulsory manager, receiver, administrative receiver, administrator or the like (including, without limitation, in respect of any Obligor, any “mandataire ad hoc”, “administrateur judiciaire”, “administrateur provisoire”, “conciliateur” or “mandataire liquidateur” or any person as a result of jugement de sauvegarde or sauvegarde accélérée or any similar proceeding set forth in Livre VI, Titres I, II, III et IV of the French Code de Commerce) is appointed in respect of any Obligor or any part of its assets or any Material Subsidiary or the directors of any Obligor request such appointment; or

(iii)
a judgement is issued for the opening of a procédure de sauvegarde or sauvegarde accélérée, the judicial liquidation “liquidation judiciaire” or the “redressement judiciaire” or the transfer of the whole or part of the business “cession de l’entreprise” of any Obligor or any Material Subsidiary; or

(iv)	any other steps are taken to enforce any Encumbrance over any substantial part of the assets of any Obligor or any Material Subsidiary.
(h)	Creditors’ Process
Any of the enforcement proceedings provided for in French law no.91 650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of EUR 3,000,000 (or its equivalent in any other currency or currencies) and is not discharged within thirty (30) days.
(i)	Cessation of business
The Parent or any Material Subsidiary ceases, or threatens or proposes to cease to carry on all or a substantial part of its business (cessation totale ou partielle de l’entreprise) other than as a result of a transfer of all or any part of its business to a Group Company as permitted under the Finance Documents.
(j)	Cross default
Any Financial Indebtedness of any Group Company or Group Companies exceeding EUR 3,000,000 (or its equivalent in other currencies) in aggregate:
(A)	is not paid when due or within any originally applicable grace period in any agreement relating to that Financial Indebtedness; or
(B)
becomes due and payable (or capable of being declared due and payable but in this case unless the existence of the relevant event of default is being contested in good faith by the relevant Group Company before the relevant court) before its normal maturity or is placed on demand (or any commitment for any such indebtedness is cancelled or suspended) by reason of a default or event of default (however described).

(k)	Auditors’ qualification
The Auditors qualify their report on any Annual Accounts in any manner which could reasonably be expected to prejudice the interests of the Finance Parties under the Finance Documents.
(l)	Change to constitutional documents
There is an amendment of any term of any constitutional document of the Parent which could reasonably be expected to be materially adverse to the interests of any Finance Party under the Finance Documents.
(m)	Tax consolidation
(i)
The Group loses, for whatever reason (including as a result of any change of law or interpretation in law) the benefit of the tax consolidation regime (intégration fiscale) for the Group and UGI Bordeaux, unless, within 30 days of the occurrence of the relevant event causing the loss of the tax consolidation regime, the Parent has provided written details to the Facility Agent of a solution to that loss which is satisfactory to the Majority Lenders (acting reasonably).

(ii)
An amendment or waiver is made to the Tax Consolidation Agreement without the prior consent of the Majority Lenders, which could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

(n)	UGI Bordeaux
UGI Bordeaux fails to comply with any of its obligations under paragraph (b) of clause 4.6 (Shareholder Undertakings) of the Intercreditor Agreement.
(o)	Material Adverse Effect
At any time there occurs any event or default not mentioned in any of the provisions of this clause 18.1 which could reasonably be expected to have a Material Adverse Effect.
18.2	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent shall, without mise en demeure or any other judicial or extra judicial step, if so directed by the Majority Lenders, by notice to the Parent:
(a)
terminate the availability of the Facilities, whereupon the Facilities shall immediately cease to be available for drawing, the undrawn portion of the Commitments of each of the Lenders shall be immediately cancelled and no Lender shall be under any further obligation to make Advances; and/or

(b)
declare all or any Advances, accrued interest on those Advances and any other amounts accrued or outstanding under any Finance Document to be immediately due and payable, whereupon those amounts shall become so due and payable.

19.	THE AGENTS AND THE OTHER FINANCE PARTIES
19.1	Agents’ appointment
(a)	Each Lender:
(i)
appoints Natixis as Facility Agent to act as its agent under and in connection with the Finance Documents and as Security Agent to act as its security agent for the purposes of the Security Documents and to execute the Security Documents on its behalf; and

(ii)
irrevocably authorises each Agent for and on its behalf to exercise the rights, powers and discretions which are specifically delegated to it by the terms of the Finance Documents, together with all rights, powers and discretions which are incidental thereto and to give a good discharge for any monies payable under the Finance Documents.

(b)
Each Agent will act solely as agent for the Lenders in carrying out its functions as agent under the Finance Documents and will exercise the same care as it would in dealing with a credit for its own account.

(c)
The relationship between the Lenders and each Agent is that of principal and agent only. No Agent shall have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, the other Finance Parties or any Obligor, other than those for which specific provision is made by the Finance Documents.

19.2	Agents’ duties
Each Agent shall:
(a)	send to each Lender details of each communication delivered to the Agent by an Obligor for that Lender under any Finance Document as soon as reasonably practicable after receipt;
(b)
subject to those provisions of this agreement which require the consent of all the Lenders, act in accordance with any instructions from the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising a right, power or discretion vested in it under any Finance Document;

(c)	have only those duties, obligations and responsibilities expressly specified in the Finance Documents; and

(d)	without prejudice to clause 19.6(c) (Communications and information), promptly notify each Lender:
(i)	of any Default which occurs under clause 18.1(a) (Payment default); and
(ii)	if the Agent receives notice from an Obligor referring to this agreement, describing a Default and stating that the circumstance described is a Default.
19.3	Agents’ rights
Each Agent may:
(a)
perform any of its duties, obligations and responsibilities under the Finance Documents by or through its personnel, delegates or agents (on the basis that each Agent may extend the benefit of any indemnity received by it under this agreement to its personnel, delegates or agents);

(b)
except as expressly provided to the contrary in any Finance Document, refrain from exercising any right, power or discretion vested in it under the Finance Documents until it has received instructions from the Majority Lenders or, where relevant, all the Lenders;

(c)	unless it has received notice to the contrary, treat the Lender which makes available any portion of a Drawing as the person entitled to repayment of that portion;
(d)
refrain from doing anything which would or might in its opinion be contrary to any law, regulation or judgement of any court of any jurisdiction or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law, regulation or judgement;

(e)	assume that no Default has occurred, unless an officer of that Agent while active on the account of the Parent acquires actual knowledge to the contrary;
(f)
refrain from taking any step (or further step) to protect or enforce the rights of any Lender under any Finance Document until it has been indemnified and/or secured to its satisfaction against all losses, (including legal fees) which it would or might sustain or incur as a result;

(g)
rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person to whom it purports to be communicated or by whom it purports to be signed;

(h)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of any Group Company in a statement by or on behalf of that Group Company;
(i)	obtain and pay for any legal or other expert advice or services which may seem necessary or desirable to it and rely on any such advice;

(j)	accept without enquiry any title which an Obligor may have to any asset intended to be the subject of the security created by the Security Documents; and
(k)
hold or deposit any title deeds, Security Documents or any other documents in connection with any of the assets charged by the Security Documents with any banker or banking company or any company whose business includes undertaking the safe custody of deeds or documents or with any lawyer or firm of lawyers and it shall not be responsible for or be required to insure against any loss incurred in connection with any such holding or deposit and it may pay all amounts required to be paid on account or in relation to any such deposit.

19.4	Exoneration of the Arrangers and the Agents
For the purpose of this clause 19.4 the term “Arrangers” means together the Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers and the Arrangers.
None of the Arrangers, the Agents or any of their respective personnel or agents shall be:
(a)
responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in any Finance Document or any notice or other document delivered under any Finance Document;

(b)	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any Finance Document;
(c)	obliged to enquire as to the occurrence or continuation of a Default or as to the accuracy or completeness of any representation or warranty made by any Obligor under any Finance Document;
(d)	responsible for any failure of any Obligor or any of the Lenders duly and punctually to observe and perform their respective obligations under any Finance Document;
(e)	responsible for the consequences of relying on the advice of any professional advisers selected by any of them in connection with any Finance Document;
(f)
liable for acting (or refraining from acting) in what it believes to be in the best interests of the Lenders in circumstances where it has been unable, or it is not practicable, to obtain the instructions of the Lenders or the Majority Lenders (as the case may be); or

(g)
liable for anything done or not done by it under or in connection with any Finance Document, save in the case of its own gross negligence or wilful misconduct or by a material breach of any of its obligations under the Finance Documents.

19.5	The Arrangers and the Agents individually
For the purpose of this clause 19.4 the term “Arrangers” means together the Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers and the Arrangers.

(a)
If it is a Lender, each of the Arrangers and each of the Agents shall have the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as if it were not also acting as an Arranger or an Agent.

(b)	The Arrangers and the Agents may:
(i)	retain for its own benefit and without liability to account any fee or other amount receivable by it for its own account; and
(ii)
accept deposits from, lend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with any party to this agreement or any subsidiary of any party (and, in each case, may do so without liability to account).

19.6	Communications and information
(a)
All communications to an Obligor in connection with the Finance Documents are to be made by or through the Facility Agent. Each Finance Party will notify the Facility Agent of, and provide the Facility Agent with a copy of, any communication between that Finance Party, an Obligor or any other Finance Party on any matter concerning the Facilities or the Finance Documents.

(b)
No Agent will be obliged to transmit to any other Finance Party any information relating to any party to any Finance Document which that Agent may have acquired otherwise than in connection with the Facilities or the Finance Documents. Notwithstanding anything to the contrary expressed or implied in any Finance Document, no Agent shall, as between itself and the other Finance Parties, be bound to disclose to any other Finance Party or other person any information, disclosure of which might in the opinion of that Agent result in a breach of any law or regulation or be otherwise actionable at the suit of any person or any information supplied by any Group Company to any Agent which is identified by such Group Company at the time of supply as being unpublished, confidential or price sensitive information relating to a proposed transaction by a Group Company and supplied solely for the purpose of evaluating in consultation with the relevant Agent whether such transaction might require a waiver or amendment to any of the provisions of the Finance Documents.

(c)
In acting as agent for the Lenders, each Agent’s banking division will be treated as a separate entity from any other of its divisions (or similar unit of that Agent in any subsequent re-organisation) or subsidiaries (the “Other Divisions”) and, if the relevant Agent acts for any Group Company in a corporate finance or other advisory capacity (“Advisory Capacity”), any information given by any Group Company to one of the Other Divisions is to be treated as confidential and will not be available to the Finance Parties without the consent of the Parent, except that:

(i)
the consent of the Parent will not be required in relation to any information which the relevant Agent in its discretion determines relates to a Default or in relation to which the Lenders have given a confidentiality undertaking in a form satisfactory to that Agent and the relevant Group Company (acting reasonably); and

(ii)
if representatives or employees of the relevant Agent receive information in relation to a Default whilst acting in an Advisory Capacity, they will not be obliged to disclose that information to representatives or employees of that Agent in their capacity as agent bank or security agent under this agreement or to any Lender, if to do so would breach any rule or regulation or fiduciary duty imposed upon those persons.

19.7	Non-reliance on the Arrangers and the Agents
For the purpose of this clause 19.7 the term “Arrangers” means together the Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers and the Arrangers.
Each Lender confirms that it is (and will at all times continue to be) solely responsible for making its own independent investigation and appraisal of the business, operations, financial condition, creditworthiness, status and affairs of each Group Company and has not relied, and will not at any time rely, on any Arranger or any Agent:
(a)
to provide it with any information relating to the business, operations, financial condition, creditworthiness, status and affairs of any Group Company, whether coming into its possession before or after the making of any Advance, except as specifically provided otherwise in this agreement; or

(b)
to check or enquire into the adequacy, accuracy or completeness of any information provided by any Group Company under or in connection with any Finance Document (whether or not that information has been or is at any time circulated to it by any Arranger or an Agent); or

(c)	to assess or keep under review the business, operations, financial condition, creditworthiness, status or affairs of any Group Company.
19.8	Agents’ indemnity
(a)
Each Lender shall on demand indemnify each Agent (in proportion to that Lender’s participation in the Drawings (or the Total Commitments if there are no Drawings outstanding) at the relevant time) against any loss incurred by the relevant Agent in complying with any instructions from the Lenders or the Majority Lenders (as the case may be) or otherwise sustained or incurred in connection with the Finance Documents or its duties, obligations and responsibilities under the Finance Documents, except to the extent that it is incurred as a result of the gross negligence or wilful misconduct of the relevant Agent or any of its personnel.

(b)	The provisions of clause 19.8(a) are without prejudice to any obligations of the Obligors to indemnify the Agents under the Finance Documents.

19.9	Termination and resignation of agency
(a)	An Agent (a “Retiring Agent”) may resign its appointment at any time by giving notice to the Lenders and the Parent.
(b)	A successor Agent (a “Successor Agent”) shall be selected:
(i)	by the Retiring Agent nominating one of its Affiliates following consultation with the Parent as Successor Agent in its notice of resignation; or
(ii)	if the Retiring Agent makes no such nomination, by the Majority Lenders nominating a Lender acting through an office in France as Successor Agent (following consultation with the Parent); or
(iii)
if the Majority Lenders have failed to nominate a Successor Agent within 30 days of the date of the Retiring Agent’s notice of resignation, by the Retiring Agent (following consultation with the Parent) nominating a financial institution of good standing acting through an office in France to be the Successor Agent.

(c)
The Majority Lenders may at any time with the prior consent of the Parent, such consent not to be unreasonably withheld or delayed, by 30 days’ prior notice to the relevant Agent and the Parent terminate the appointment of an Agent and appoint a Successor Agent.

(d)
If at any time any amount payable to any Lender by a Borrower hereunder is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Borrower by reason of that amount being (i) paid or accrued to an Agent acting through an office situated in a Black List Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Agent in a financial institution situated in a Black List Jurisdiction, then the Parent may, on thirty Business Days’ prior notice to the relevant Agent and to all the Lenders, require that such Agent be replaced and in such case, the Majority Lenders shall appoint a Successor Agent.

(e)
The resignation of the Retiring Agent and the appointment of the Successor Agent will become effective only upon the Successor Agent accepting its appointment as Agent (and, in the case of the Security Agent’s resignation, upon the execution of all agreements and documents necessary to substitute its successor as holder of the security comprised in the Security Documents), at which time:

(i)
the Successor Agent will become bound by all the obligations of the Facility Agent or Security Agent (as the case may be) and become entitled to all the rights, privileges, powers, authorities and discretions of that Agent under the Finance Documents;

(ii)	the agency of the Retiring Agent will terminate (but without prejudice to any liabilities which the Retiring Agent may have incurred prior to the termination of its agency); and

(iii)
the Retiring Agent will be discharged from any further liability or obligation under or in connection with the Finance Documents (except that the Retiring Agent shall pay to the Successor Agent a pro rata proportion of the agency fee referred to in clause 14.2 (Agency fee) for the 12 month period in relation to which that agency fee was most recently paid).

(f)
The Retiring Agent will co-operate with the Successor Agent in order to ensure that its functions are transferred to the Successor Agent without disruption to the service provided to the Parent and the Lenders and will, as soon as practicable following the Successor Agent’s appointment, make available to the Successor Agent the documents and records which have been maintained in connection with the Finance Documents in order that the Successor Agent is able to discharge its functions.

(g)
The provisions of this agreement will continue in effect for the benefit of any Retiring Agent in relation to any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.

19.10	Role of the Security Agent
The Security Agent shall hold the benefit of the Security Documents as agent for itself and the other Finance Parties and will apply all payments and other benefits received by it under the Security Documents in accordance with the provisions of the relevant Security Documents and this agreement.
19.11	Payments to Finance Parties
(a)
Each Agent will account to each other Finance Party for its due proportions of all amounts received by that Agent for that Finance Party, whether by way of repayment of principal or payment of interest, commitment commission, fees or otherwise.

(b)
Each Agent may retain for its own use and benefit, and will not be liable to account to any other Finance Party for all or any part of, any amounts received by way of agency or arrangement fee or by way of reimbursement of expenses incurred by it.

19.12	Change of office of Agent
An Agent may at any time in its sole discretion by notice to the Parent and each other Finance Party designate a different office in France from which its duties as the relevant Agent will be performed from the date of notification.

20.	PRO RATA PAYMENTS
20.1	Recoveries
If any amount owing by any Obligor under any Finance Document to a Lender (the “Recovering Lender”) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with clause 11 (Payments) (that amount being referred to in this clause 20.1 as a “Recovery”) then:
(a)	within two Business Days of receipt of the Recovery, the Recovering Lender shall pay to the Facility Agent an amount equal (or equivalent) to that Recovery;
(b)	the Facility Agent shall treat that payment as if it was part of the payment to be made by the relevant Obligor to the Lenders rateably in accordance with their respective Commitments; and
(c)
(except for any receipt by the Recovering Lender as a result of the operation of clause 21.1(b)) as between the relevant Obligor and the Recovering Lender, the Recovery shall be treated as not having been paid.

20.2	Notification of recovery
Each Lender will notify the Facility Agent as soon as reasonably practicable of any Recovery by that Lender, other than by payment through the Facility Agent. If any Recovery subsequently has to be wholly or partly refunded by the Recovering Lender which paid an amount equal to that Recovery to the Facility Agent under clause 20.1(a) (Recoveries), each Lender to which any part of that amount was distributed will, on request from the Recovering Lender, repay to the Recovering Lender that Lender’s pro rata share of the amount which has to be refunded by the Recovering Lender.
20.3	Information
Each Lender will on request supply to the Facility Agent any information which the Facility Agent may from time to time request for the purpose of this clause 20.
20.4	Exceptions to sharing of Recoveries
Notwithstanding the foregoing provisions of this clause 20.1, no Recovering Lender will be obliged to share any Recovery which it receives as a result of legal proceedings taken by it to recover any amounts owing to it under the Finance Documents with any other party which has a legal right to, but does not, either join in those proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to that other party through the Facility Agent).
20.5	Several obligations
Failure by any Recovering Lender to comply with any of the provisions of this clause 20 will not release any other Recovering Lender from any of its obligations or liabilities under this clause 20.
20.6	Obtaining consents
Each party to this agreement shall take all steps required of it under clause 20.1 (Recoveries) and use its reasonable endeavours to obtain any consents or authorisations which may be required in relation to any payment to be made by it under this clause 20.

20.7	No security
The provisions of this clause 20 shall not, and shall not be construed so as to, constitute a charge by any Lender over all or any part of any amount received or recovered by it under any of the circumstances mentioned in this clause 20.
21.	SET-OFF
21.1	Set-off rights
Any Finance Party may at any time after an Event of Default has occurred (without notice to the relevant Obligor):
(a)	set-off or otherwise apply amounts standing to the credit of any Obligor’s accounts with that Finance Party; and
(b)	set-off any other obligations (then due for performance) owed by that Finance Party to the relevant Obligor, against any liability of the relevant Obligor to the relevant Finance Party under the Finance Documents which is due but unpaid.
21.2	Different currencies
A Finance Party may exercise its rights under clause 21.1 (Set-off rights) notwithstanding that the amounts concerned may be expressed in different currencies and each Finance Party is authorised to effect any necessary conversions at a market rate of exchange selected by it.
22.	NOTICES
22.1	Mode of service
(a)
Except as specifically provided otherwise in this agreement, any notice, demand, consent, agreement or other communication (a “Notice”) to be served under or in connection with any Finance Document will be in writing and will be made by letter or by facsimile transmission to the party to be served.

(b)	The address and facsimile number of each party to this agreement for the purposes of clause 22.1(a) are:
(i)	the address and facsimile number shown immediately after its name on the signature pages of this agreement (in the case of any person who is a party as at the date of this agreement);
(ii)
the address and facsimile number notified by that party for this purpose to the Facility Agent on or before the date it becomes a party to this agreement (in the case of any person who becomes a party after the date of this agreement); or

(iii)	any other address and facsimile number notified by that party for this purpose to the Facility Agent by not less than five Business Days’ notice.
(c)
Any Notice to be served by any Obligor on a Finance Party will be effective only if it is expressly marked for the attention of the department or officer (if any) specified in conjunction with the relevant address and facsimile number referred to in clause 22.1(b).

22.2	Deemed service
(a)	Subject to clause 22.2(b), a Notice will be deemed to be given as follows:
(i)	if by letter, when delivered personally or on actual receipt; and

(ii)	if by facsimile, when delivered.
(b)
A Notice given in accordance with clause 22.2(a) but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

22.3	Language
(a)	Any Notice must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, accompanied by a certified English translation in which case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
23.	CONFIDENTIALITY
Subject to clause 24.8 (Disclosure of information), the parties will keep the Finance Documents and their subject matter and any matter relating thereto (including all details relating to the structure and financing of the Acquisition) confidential, except to the extent that they are required by law or regulation to disclose the same. Each Finance Party agrees with each Obligor to hold confidential all information which it acquires under or in connection with the Finance Documents, except to the extent it is required by law or regulation to disclose it or it comes into the public domain (otherwise than as a result of a breach of this clause 23). A Finance Party may, however, disclose any such information to its auditors, legal advisers or other professional advisers (the “Advisers”) or its Affiliates for any purpose connected with the Finance Documents, provided that (i) such Adviser is bound by a legal or professional duty to secrecy and (ii) the relevant Finance Party procures that its Affiliates will not disclose such information to any third parties on terms other than those applicable to the relevant Finance Party pursuant to this Agreement.

24.	CHANGES TO PARTIES
24.1	Assignment by the Obligors
No Obligor may assign or transfer all or any part of its rights, benefits or obligations under any Finance Document.
24.2	Assignments and transfers by Lenders
(a)
A Lender (in this capacity the “Transferor”) may, subject to Clause 24.2(b) at any time assign any of its rights under any Finance Document, transfer any of its rights and obligations under any Finance Document to any person (a “Transferee”) or sub-participate (via funded or unfunded sub-participations) any of its obligations under any Finance Document, provided that:

(i)	the aggregate amount of the Commitments of that Lender subject to that assignment, transfer or sub-participation is at least EUR 2,500,000;
(ii)	the Transferee has executed a Creditor Accession Agreement;
(iii)	in the case of an assignment, it is made in accordance with clause 24.3 (Assignments by Lenders); and
(iv)	in the case of a transfer, it is made in accordance with clause 24.4 (Transfers by Lenders).
(b)
The prior written consent of the Parent must be obtained for any transfer, provided however that if (i) an Event of Default occurs and is continuing (but only for so long as it is continuing), (ii) the transfer is made between Lenders or to the benefit of any Lender’s Affiliate (or, in the case of funds, to another fund within the same investor group under common management with the transferring fund, or in the case of a member of the BPCE group to another member of the BPCE group, or in the case of a member of the Crédit Agricole group to another member of the Crédit Agricole group) or (iii) the transfer is made to the benefit of the European Central Bank or any similar national institution, any sub-participation, transfer or assignment of a Lender’s commitments or undertakings can be made without consultation or approval of the Parent, and in such cases the Borrowers shall be deemed to have agreed to such transfer, assignment or sub-participation.

(c)
The prior written consent of the Parent (to the extent required pursuant to paragraph (b) above) must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent eight Business Days after the relevant Lender has requested it in a Transfer Request unless consent is expressly refused by the Parent within that time. Any Transfer Request shall (i) be substantially in the form set out in Schedule 10, (ii) mention the delay required for Parent consent pursuant to this paragraph (c) and (iii) be delivered by registered mail (lettre recommandée avec accusé de réception) or by courier delivery.

(d)
The Parent (for itself and as agent for the existing Obligors) will execute or procure that there are executed such documents and agreements as are necessary to effect a transfer of rights or obligations to a Transferee under this agreement.

(e)
The Transferee shall, under its own responsibility and at its own costs, notify the assignment of rights and the transfers of rights and obligations made in connection with the assignment or transfer to the Obligors through a bailiff in accordance with Article 1690 of the French Code Civil.

(f)	The Facility Agent shall provide a list of the Lenders in respect of the Facilities annually to the Parent and otherwise on request by the Parent.
24.3	Assignments by Lenders
(a)
If any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, the relevant Transferee shall deliver a notice to the Facility Agent confirming to the Facility Agent (on behalf of the other parties to the Finance Documents (other than the Transferor and the Transferee)) that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender.

(b)	Upon delivery of a notice under clause 24.3(a), the relevant Transferee shall (subject to clause 24.2 (Assignments and transfers by Lenders) become a party to the Finance Documents as a Lender.
24.4	Transfers by Lenders
(a)
A Transferor may, subject to clause 24.2 (Assignments and transfers by Lenders), after prior consultation with the Parent transfer all or any of its rights and obligations under the Finance Documents to a Transferee by means of a transfer effected by the Facility Agent executing a Transfer Certificate which has been duly completed and signed by both the Transferee and the Transferor.

(b)
On the later of (A) the date specified in the Transfer Certificate as being the date on or as from which the transfer under this clause 24.4 is to take effect and (B) the date on which the Facility Agent executes the Transfer Certificate, to the extent that, in the Transfer Certificate, the Transferor seeks to transfer its right and obligations under the Finance Documents:

(i)
the Transferor and the other parties to the relevant Finance Documents (the “Existing Parties”) will be released from their obligations to each other under those Finance Documents (the “Discharged Obligations”);

(ii)
the Transferee and the Existing Parties will assume obligations towards each other which differ from the Discharged Obligations only insofar as they are owed to or assumed by the Transferee instead of the Transferor;

(iii)	the rights of the Transferor and the Existing Parties against each other under those Finance Documents (the “Discharged Rights”) will be cancelled;

(iv)
the Transferee and the Existing Parties will acquire rights against each other which differ from the Discharged Rights only insofar as they are exercisable by or against the Transferee instead of the Transferor; and

(v)	the Transferee will become a party to this agreement as a Lender in relation to the relevant Facility.
(c)
Each of the parties to this agreement (other than the relevant Transferor and the relevant Transferee) irrevocably authorises the Facility Agent to execute on its behalf any Transfer Certificate which has been duly completed in accordance with this clause 24.4 and executed by each of the Transferor and the Transferee.

(d)	The Facility Agent will notify the other parties to this agreement of the receipt and execution by it on their behalf of any Transfer Certificate as soon as reasonably practicable following execution.
(e)
For the purposes of article 1278 of the French Civil Code, each party to this agreement agrees that upon any transfer under this clause 24.4 (Transfers by Lenders), the guarantees and Security Interests created under any of Finance Documents shall be preserved for the benefit of all Finance Parties including the Transferee.

24.5	Fee
On the date on which any transfer takes effect in accordance with this clause 24, the Transferee will pay to the Facility Agent for its own account a transfer fee of EUR 2,500 (VAT not included).
24.6	No continuing liability
Nothing in any Finance Document will oblige a Transferor to, or cause a Transferor to be liable to:
(a)	accept a re-assignment or re-transfer from a Transferee of any of the rights or obligations assigned, transferred or novated under this clause 24; or
(b)	support any losses incurred by a Transferee by reason of the non-performance by any Obligor of its obligations under any Finance Document.
24.7	Benefit of agreement
This agreement will be binding on, and enure for the benefit of, each party to it and its or any subsequent successors or assigns.
24.8	Disclosure of information
Each Lender may disclose to a proposed assignee or transferee or any sub-participant, risk participant or other participant proposing to enter or having entered into a contract with that Lender regarding the Finance Documents any information in the possession of that Lender relating to any Group Company provided that, (i) prior to disclosing any information in accordance with this clause 24.8, a Lender will obtain from any potential assignee, transferee or sub-participant (other than an Affiliate), and deliver to the Parent, a confidentiality undertaking, addressed to the Obligors, in substantially the same form as given by each Lender under clause 23 or such other form as the Parent on behalf of the Obligors may approve and (ii) an Affiliate may not disclose any such information to any third parties on terms other than those applicable to the relevant Finance Party pursuant to this Agreement.

24.9	No additional cost to Obligors
The Borrowers shall not, without the Parent prior consent, bear any increased cost or gross-up costs that arise or may arise because of an assignment or transfer and as a result of laws in force at the time of the assignment or transfer except as otherwise provided for in this Facilities Agreement.
25.	LENDERS’ DECISIONS
25.1	Procedures
(a)
Subject to clauses 25.2 (Exceptions) and 25.3 (Express provisions), any provision of any Finance Document may be amended or waived (each a “Modification”) with the agreement of the Majority Lenders and the Parent. A Modification so agreed may be effected by the Facility Agent executing any documents which may be required for that purpose on behalf of itself and all the other Finance Parties and the Parent executing those documents on behalf of itself and all the other Obligors.

(b)
The Facility Agent will as soon as practicable after any Modification is made in accordance with clause 25.1(a) notify the other parties to the Finance Documents. Any such Modification will take effect from the date on which that notification is given (or any later date which the Facility Agent may specify in that notification) and will be binding on all parties to the Finance Documents.

25.2	Exceptions
The following matters will require the unanimous agreement of all of the Lenders:
(a)	any increase in the Commitment of any Lender;
(b)	save as otherwise provided in clause 6.6 (Margin adjustment), any reduction of the Margin;
(c)
any extension of any Availability Period, any Maturity Date, any Repayment Date or any other date for payment of any amount due, owing or payable to any Lender under any Finance Document (other than in relation to any voluntary or partial mandatory prepayment provisions);

(d)	any amendment, change or waiver to clause 10.3 (Sale, Change of Control or Listing);

(e)	any release of security or guarantees other than as a result of or to allow a transaction permitted under or pursuant to the Finance Documents;
(f)	any reduction of the amount of any payment of principal, interest, fee or commission payable by any Obligor or UGI Corporation under any Finance Document;
(g)	any provision which expressly requires the consent of all Lenders; or
(h)
any amendment of the definition of “Majority Lenders” in clause 1.1 (Definitions) or any amendment of clause 3.3 (Rights and obligations of Finance Parties), clause 20 (Pro rata payments), clause 24 (Changes to Parties) or this clause 25.

25.3	Express provisions
Any consent or other matter which, by the express terms of any Finance Document, is to be given by all the Lenders or the Majority Lenders will not be effective unless all the Lenders or the Majority Lenders as the case may be have agreed to it but, subject to the agreement of all the Lenders or the Majority Lenders as the case may be having been obtained, may be given by the Facility Agent on behalf of all the Lenders.
25.4	Replacement of Lenders
(a)	Non-Consenting Lender
(i)
If Lenders representing at least 90% of the Total Commitments under the Facilities have consented to an amendment or waiver which requires unanimous consent, any person nominated by the Parent shall have the right but not the obligation to purchase at par the participation of any non-consenting Lender (a “Non-Consenting Lender”) in the outstanding Advances, and/or, with the consent of at least 90% of the Lenders (by commitments) (unless the prepayment is funded by new Permitted Equity Injection in which case it will not be subject to any approval from the Lenders), the Parent shall have the right to prepay the participation of a Non-Consenting Lender in the outstanding Advances, in each case including all accrued interest and fees and other amounts payable to that Lender hereunder. In the event such Non-Consenting Lender is also a Hedging Lender, upon request of such Non-Consenting Lender, the Parent undertakes to make its best effort to transfer or cancel the Hedging Agreement of such Non-Consenting Lender, provided however that such transfer or cancellation must not result in the Parent bearing any direct or indirect cost, fee or any other amount in connection therewith (including any increase of (i) the interest rate and/or (ii) the costs, under any new Hedging Agreement to be entered into, as the case may be).

(ii)
The participation of any Non-Consenting Lender shall not be included in the calculation of Total Commitments if, within 10 business days of the Parent’s request, the Non-Consenting Lender has not signed an agreement (which would be legally binding when signed by the Non-Consenting Lender) to transfer its commitment and outstanding to another person eligible to become a Lender.

(iii)
The existence of this clause 25.4(a) shall be reminded in each amendment or waiver request made by the Parent or any of the Borrowers, provided however that should such clause not be so reminded, unanimous consent shall continue to be applicable to any amendment or waiver request and for the avoidance of doubt, no Event of Default shall occur as a result of such omission.

(b)	Black List
If at any time any amount payable to any Lender by a Borrower hereunder is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Borrower by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Lending Office situated in a Black List Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Black List Jurisdiction, then:
(i)
that Lender shall have the option (but not the obligation) to change the Lending Office in which it is incorporated, domiciled, established or acting through to a jurisdiction other than a Black List Jurisdiction, or (as the case may be) to provide for payment to an account in a financial institution located in a jurisdiction other than a Black List Jurisdiction; and

(ii)
in the event the relevant Lender does not choose any of the options mentioned in the preceding paragraph, then (i) the Parent may prepay that Lender’s participation in all the Advances under the terms and conditions of clause 10.2 (Additional Right of Prepayment) or (ii) the Parent may, on thirty Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer all of its rights and obligations to a Lender or other person selected by the Parent and acceptable to the Facility Agent (acting reasonably).

26.	INDEMNITIES
26.1	General indemnity and breakage costs
The Parent will indemnify each Finance Party on demand against any loss (including loss of profit) which it incurs as a result of:
(a)	the occurrence of any Event of Default;
(b)	any failure by an Obligor to pay any amount due under a Finance Document on its due date;
(c)	any Drawing not being made for any reason (other than as a result of a default by a Finance Party) on the Drawdown Date specified in the relevant Drawdown Request; or

(d)	any Advance or overdue amount under a Finance Document being repaid or prepaid otherwise than on the last day of an Interest Period relating to that Advance or overdue amount, in each case upon production of duly documented evidence.
26.2	Currency indemnity
Without prejudice to clause 26.1 (General indemnity and breakage costs), if:
(a)
any amount payable by any Obligor under or in connection with any Finance Document is received by any Finance Party (or by an Agent on behalf of any Finance Party) in a currency (the “Payment Currency”) other than that agreed in the relevant Finance Document (the “Agreed Currency”), whether as a result of any judgement or order, the enforcement of any judgement or order, the liquidation of the relevant Obligor or otherwise, and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; or

(b)
any amount payable by any Obligor under or in connection with any Finance Document has to be converted from the Agreed Currency into another currency for the purpose of (i) making or filing a claim or proof against any Obligor, (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any Finance Document, then that Obligor will, as an independent obligation, on demand indemnify the relevant Finance Party for the deficiency and any loss sustained as a result, upon production of duly documented evidence. Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the relevant Finance Party as being most appropriate for the conversion. That Obligor will also pay the costs of the conversion.
26.3	Waiver
The Parent waives any right it may have in any jurisdiction to pay any amount under any Finance Document in a currency other than that in which it is expressed to be payable in that Finance Document.
27.	MISCELLANEOUS
27.1	Certificates conclusive
Save as expressly provided otherwise in any Finance Document, a certificate, determination, notification or opinion of any Finance Party stipulated for in any Finance Document or as to any rate of interest or any other amount payable under any Finance Document will be conclusive and binding on each Obligor, except in the case of manifest error.
27.2	No implied waivers
(a)
No failure or delay by any Finance Party in exercising any right, power or privilege under any Finance Document will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.

(b)
The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights and remedies provided by law and all those rights and remedies will, except where expressly provided otherwise in any Finance Document, be available to the Finance Parties severally and any Finance Party shall be entitled to commence proceedings in connection with those rights and remedies in its own name.

(c)
A waiver given or other consent granted by any Finance Party under any Finance Document will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

27.3	Invalidity of any provision
If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.
28.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
28.1	Governing law
This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement) shall be governed by, and construed in accordance with, French law.
28.2	Submission to jurisdiction
For the benefit of each Finance Party, each Obligor irrevocably submits to the jurisdiction of the Commercial Courts of Paris (Tribunal de Commerce de Paris) for the purpose of hearing at first instance and determining any dispute arising out of this agreement and for the purpose of enforcement of any judgement against its assets.
28.3	Election of domicile
For the benefit of each Finance Party, each Obligor (other than the Parent) irrevocably elects domicile with the Parent for the purposes of the Finance Documents.
Executed on 16 March 2011.
In as many original copies as Parties.

SCHEDULE 1
Lenders

	Term	Revolving
	Commitment (EUR)	Commitment (EUR)
Banque Palatine	13 600 000	1 400 000
Barclays Bank Plc	36 200 000	3 800 000
Banco Bilbao Vizcaya Argentaria	18 100 000	1 900 000
BNP Paribas	54 300 000	5 700 000
Bred Banque Populaire	18 100 000	1 900 000
Caisse Régionale de Crédit Agricole Mutuel de Paris et d’Ile de France	18 000 000	2 000 000
Crédit du Nord	18 100 000	1 900 000
Crédit Lyonnais SA	54 300 000	5 700 000
Banque Commerciale pour le Marché de l’Entreprise	36 200 000	3 800 000
Crédit Suisse International	18 100 000	1 900 000
HSBC France	18 100 000	1 900 000
ING Belgium SA, Succursale en France	36 200 000	3 800 000
Natixis	40 700 000	4 300 000

	380,000,000	40,000,000

SCHEDULE 2
Security Documents
1.	BY THE PARENT
Each of the following documents executed by the Parent in favour of the Lenders, the Facility Agent, the Security Agent and the Lenders in their capacity as existing Hedging Lenders, in the agreed form:
(a)
in guarantee of the Obligors’ obligations to the Lenders, the Facility Agent and the Security Agent under the Facilities and the Finance Documents and to the existing Hedging Lenders under the existing Hedging Agreements, a pledge of securities account (nantissement de compte de titres financiers) over all (less ten) the shares of Antargaz; and

(b)
in guarantee of the obligations of the Parent to the Lenders under the Revolving Facility, a general assignment (cession) of all Receivables of the Parent by way of security (pursuant to the Loi Dailly) (for an amount at all times at least equal to 80% of the total outstanding Revolving Facility Drawings of the Parent).

2.	BY ANTARGAZ
Each of the following documents executed by Antargaz in favour of the Lenders, the Facility Agent and the Security Agent, in the agreed form:
(a)	in guarantee of the obligations of Antargaz to the Lenders under the Revolving Facility, a general assignment (cession) of all Receivables of Antargaz by way of security (pursuant to the Loi Dailly);
(b)
in guarantee of the obligations of Antargaz to the Lenders, the Facility Agent and the Security Agent under the Revolving Facility and the Finance Documents and to the existing Hedging Lenders under the existing Hedging Agreements, pledges of securities account (nantissements de compte de titres financiers) over all (less ten) the shares of the following Companies held by Antargaz :

(i)	Gaz Energie Distribution; and

(ii)	Aquitaine Rhône Gaz.
3.	BY UGI CORPORATION
The following document (the “UGI Guarantee”) shall be executed by UGI Corporation and granted in favour of the Lenders, the Facility Agent, the Security Agent and the Lenders in their capacity as existing Hedging Lenders in the agreed form:
(a)	First demand guarantee governed by French law in an amount up to € 100,000,000.

SCHEDULE 3
Documentary Conditions Precedent
I — Conditions Precedent on the Signing Date
1.	Formalities Certificates
A certificate in the agreed form from each Obligor signed by its chief financial officer (or as the case may be its chief executive officer) or other authorised or legal representative attaching, in relation to the relevant Obligor, the following documents:
(a)
(A) An original or a certified copy by the legal representative of the relevant company of the by-laws (statuts), the certificate of incorporation (extrait K-bis), a solvency certificate (recherche négative de procédure collective) and a security interest search (état des privilèges et de l’endettement) (each dated no more than 30 days) of such Obligor, of each of the Subsidiaries whose shares are pledged pursuant to the Finance Documents and of UGI Bordeaux and (B) an original or a certified copy by the legal representative of UGI Corporation of the by-laws (statuts) of UGI Corporation and the certificate of incorporation of UGI Corporation (dated no more than 30 days);

(b)
an original or a certified copy of the resolution of the board of directors of such Obligor (or equivalent) approving the transactions and matters contemplated by the Finance Documents to which that Obligor is or is to be a party and the Refinancing and approving the execution, delivery and performance of each and authorising named persons to sign the Finance Documents to which it is or is to be a party and any documents to be delivered by that Obligor under any of the same;

(c)
an original or a certified copy of the resolution of the board of directors of each of (i) the Subsidiaries the shares of which shall be pledged under the Finance Documents and (ii) UGI Corporation, approving the execution, delivery and performance of each of the documents to which it is a party on the Signing Date;

(d)
if required under its constitutional or governing documents, a certified copy of a resolution of the shareholders’ meeting of the Obligor approving (i) the transactions and matters contemplated by the Finance Documents to which that Obligor is or is to be a party and (ii) the Refinancing; and

(e)	An updated list of authorized signatories of the Finance Documents or the Drawdown Requests, together with their specimen signature and their power of attorney (if any).
2.	Finance Documents
The following documents in the agreed form duly executed and delivered by all parties to them:
(a)	the Security Documents;

(b)	the Fees Letters; and

(c)	the Intercreditor Agreement.

3.	Indebtedness and Security Interests
A certificate in the agreed form from the Parent and Antargaz signed by the chief executive officer of the Parent and the chief financial officer of Antargaz setting out the financial indebtedness of the Group as at 31 January 2011, all Security Interests granted by the members of the Group as at 31 January 2011 (other than those securing the Existing Facilities) and a list of the Material Subsidiaries (together with a detention chart).
4.	Financial Information
Certified copies in the agreed form of:
(a)	the Original Audited Accounts; and

(b)	the Approved Projections.
5.	Ancillary Security Notices
(a)	The originals of the documents set out below to be issued in connection with the Security Documents and duly signed on behalf of each relevant Obligor:
(i)	déclaration de nantissement de compte de titres financiers and attestation de nantissement de compte-titre relating to the special charged account to which the shares of Antargaz are credited; and
(ii)
déclaration de nantissement de compte de titres financiers and attestation de nantissement de compte-titre relating to the special charged account to which the shares of Gaz Energie Distribution and Aquitaine Rhône Gaz subject to a Security Document are credited.

(b)	All third party consents required to be obtained on or prior to the First Drawdown Date in any Security Document (including under any clause d’agrément).
6.	TEG Letter
The original letter referred to in clause 6.8 (Effective global rate) substantially in the form set out in schedule 7 and counter-signed on behalf of the Parent.
7.	KYC checks
Delivery of satisfactory “Know your customers” checks documents as may be required by the Agent in order to comply with any anti-money laundering (KYC regulation and the exhaustive list of which will have been sent to the Borrowers at the latest 15 days before the Signing Date).

8.	Legal opinions
Each of the following legal opinions in agreed form:
(i)
a legal opinion of Morgan Lewis as the UGI Corporation’s counsel relating to the choice of law, recognition by US jurisdictions, status, capacity and due authorizations of UGI Corporation in respect of its execution of the First Demand Guarantee.

(ii)	a legal opinion of Gide Loyrette Nouel as the Facility Agent’s counsel relating to the legality, validity and enforceability of the Finance Documents executed on the Signing Date.
9.	Refinancing and release of existing security
Evidence satisfactory to the Facility Agent that:
(a)	the Obligors have cancelled all the Existing Facilities effective on the First Drawdown Date;
(b)
all outstanding amounts under the Existing Term Facility will be fully repaid on the First Drawdown Date out of the proceeds of the Term Facility, and that all outstanding amounts (if any) under the Existing Revolving Facility will be fully repaid out of the proceeds of the cash of the Parent and as the case may be, a first Revolving Advance made on the First Drawdown Date;

(c)
Crédit Agricole Corporate & Investment Bank (formerly named Calyon) as security agent of the Existing Facilities Agreement, acting on behalf of all beneficiaries (including existing hedging lenders) of the security interests granted in connection with the Existing Facilities Agreement has fully released with effect on the First Drawdown Date all such existing security interests;

II — Conditions Precedent on the First Drawdown Date
1.	Formalities Certificates
A certificate from the legal representative of the Parent certifying that the documents listed in paragraph I.(1) above have not been modified since delivery of an original or a certified copy (by the legal representative of the relevant company) of such documents.
2.	Fees
Evidence satisfactory to the Facility Agent that, upon drawdown of the first Advance, all fees payable in accordance with the Fees Letters will be paid and all stamp duty and other fees (whether in relation to filings, property transfers, security or otherwise) will be paid.
3.	Indebtedness and Encumbrances
Evidence that (i) all Existing Facilities to be refinanced will be discharged in full and (ii) all existing security interests in connection with the Existing Facilities to be refinanced have been or will be released immediately after the Refinancing.

4.	Legal Opinions
Each of the following legal opinions in agreed form:
(a)
a legal opinion of Weil, Gotshal & Manges as the Group’s counsel relating to the status, capacity and due authorizations of the Obligors in respect of their execution of the Finance Documents to which they are a party;

(b)	a legal opinion of Gide Loyrette Nouel as the Facility Agent’s counsel relating to the legality, validity and enforceability of the Finance Documents executed on the First Drawdown Date.
5.	Funds Flow
Delivery of a satisfactory funds flow letter in the agreed form duly executed by all the Parties, showing that aggregate proceeds (including the Term Facility) shall be sufficient to fully refinance the Existing Indebtedness, together with the relevant instruction letters.
6.	Tax Consolidation Agreement
Delivery of a certified copy of the Tax Consolidation Agreement.
III — Conditions Precedent to any Drawing under the Revolving Facility
1.	Assignment of Receivables
A bordereau Dailly from the relevant Borrower relating to the assignment of its Receivables (to the extent required under the relevant master agreement).

SCHEDULE 4
Drawdown Request — Advances

To:	Natixis as Facility Agent

Attention:	[ ]

From:	[Borrower/Parent]

Date:	[ ]
Dear Sirs,
Re: Facilities Agreement dated [•] 2011 (the “Facilities Agreement”)
We request a Drawing of the [Term/ Revolving] Facility as follows:

(a)	Amount:	EUR [ ]

(b)	Currency:	EUR [ ]

(c)	Drawdown Date:	EUR [ ]

(d)	Interest Period:	EUR [ ]

(e)	Payment should be made to:	EUR [ ]

(f)	The Borrower is:	EUR [ ]
We confirm that:
(i)
the representations and warranties made in clause 16 (Representations and Warranties) of the Facilities Agreement stipulated as being made or repeated on the date of this Drawdown Request are true and accurate as if made in relation to the facts and circumstances existing on that date;

(ii)	each Obligor is in full compliance with its undertakings contained in clause 17 (Undertakings) of the Facilities Agreement; and
(iii)	no Default has occurred and is continuing or will occur as a result of the proposed Advance being made.
Terms defined in the Facilities Agreement have the same meanings when used in this request.

[Authorised Signatory]
for and on behalf of
[Borrower/Parent]

SCHEDULE 5
Transfer Certificate 1
[(referred to in clause 24.4 (Transfers by Lenders)]
To:	Natixis as Facility Agent for and on behalf of the Obligors and the Finance Parties (each as defined in the Facilities Agreement referred to below).
This transfer certificate (this “Certificate”) relates to a facilities agreement dated 16 March 2011 between, among others, AGZ Holding (the “Parent”), Antargaz S.A., the banks and financial institutions named in that agreement as lenders and Natixis as Facility Agent and Security Agent (as from time to time amended the “Facilities Agreement”). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Certificate.
1.	TRANSFEROR CONFIRMATION AND REQUEST
[name of Transferor] (the “Transferor”) by its execution of this Certificate:
(a)
in consideration for the payment to it by the Transferee of an amount equal to EUR [•], requests [name of Transferee] (the “Transferee”) to accept and procure, in accordance with clause 24.4 (Transfers by Lenders), the transfer to the Transferee of the portion of the Transferor’s Commitment and participation in the Facilities (and in the Advances made by it) as specified in schedule 1 to this Certificate (the “Transfer Rights”) by counter-signing this Certificate and delivering it to the Facility Agent at its address for notices under the Facilities Agreement, so as to take effect on the date specified in schedule 2 to this Certificate (the “Transfer Date”); and

(b)
confirms that the details which appear in schedule 1 to this Certificate accurately record the amount of the Transferor’s Commitments and the principal amount of the Transfer Rights at the date of this Certificate.

2.	TRANSFEREE REQUEST
The Transferee, by its execution of this Certificate, requests each Obligor and each Finance Party to accept this Certificate as being delivered under and for the purposes of clause 24.4 (Transfers by Lenders), so as to take effect in accordance with the terms of that clause on the Transfer Date.
3.	TRANSFER FEE
The Transferee shall pay to the Facility Agent for the Facility Agent’s own account a transfer fee of EUR 2,500 (VAT not included) as specified in clause 24.5 (Fee).

[1]	Each of the Transferor and Transferee should ensure that all regulatory requirements are satisfied in connection with its entry into of any Transfer Certificate.

4.	TRANSFEREE REPRESENTATIONS
The Transferee:
(a)
confirms that it has received from the Transferor a copy of the Facilities Agreement, together with all other documents and information which it has requested in connection with the Facilities Agreement;

(b)
confirms that it has not relied, and will not after the date of this Certificate rely, on the Transferor or any other Finance Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any of those documents or that information;

(c)
agrees that it has not relied, and will not after the date of this Certificate rely, on the Transferor or any other Finance Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Parent or any other party to the Facilities Agreement;

(d)
represents and warrants to the Transferor and each other Finance Party that it has the power to become a party to the Facilities Agreement as a Lender on the terms set out in the Facilities Agreement and this Certificate and has taken all necessary steps to authorise execution and delivery of this Certificate;

(e)	acknowledges the limitations on the Transferor’s obligations set out in clause 24.6 (No continuing liability); and
(f)	agrees that if any Transfer Rights are rescheduled or renegotiated, the Transferee and not the Transferor will be subject to the rescheduled or renegotiated terms.
5.	TRANSFEREE COVENANTS
The Transferee undertakes with the Transferor and each other party to the Facilities Agreement that it will perform in accordance with its terms all those obligations which, by the terms of the Facilities Agreement, will be assumed by it following delivery of this Certificate to the Facility Agent.
6.	EXCLUSION OF TRANSFEROR’S LIABILITIES
Neither the Transferor nor any other Finance Party makes any representation or warranty nor assumes any responsibility in relation to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents and assumes no responsibility for the financial condition of the Parent or any other party to the Finance Documents or for the performance and observance by the Parent or any other Obligor of any of its obligations under the Finance Documents and all of those conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.	SUBSTITUTION AND ASSUMPTION
On execution of this Certificate by the Facility Agent (on behalf of the Transferor and the Transferee), the Transferee will become a party to the Facilities Agreement on and with effect from the Transfer Date in substitution for the Transferor in relation to those rights and obligations which, by the terms of the Facilities Agreement and this Certificate, are assumed by the Transferee. A copy of this Certificate shall be notified (at the initiative and cost of the Transferee) to each Obligor through a French huissier and the Transferee shall benefit from all of the Transferor’s rights under the Security Documents with respect to the Transfer Rights.
For the purposes of article 1278 of the French Civil Code, the guarantees and Security Interests created under any of Finance Documents shall be preserved for the benefit of all Finance Parties including the Transferee.
8.	LAW
This Certificate (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Certificate) shall be governed by and construed in accordance with French law.
IN WITNESS of which the parties to this Certificate have duly executed this Certificate on the date which appears at the end of this Certificate.

Schedule 1 to Transfer Certificate

Transferor’s existing Term Commitment:	EUR [ ]

Transferor’s existing Revolving Commitment:	EUR [ ]

Portion of Transferor’s existing [Term Commitment Term Advance] to be transferred:	EUR [ ]

Portion of Transferor’s existing Revolving Commitment to be transferred:	EUR [ ]
[Participation in Revolving Advance(s) to be transferred 2:

Revolving Advance 1:	Participation: EUR [ ] Interest Period: [ ] months, Maturity Date: 200[_____]

Revolving Advance 2:	Participation: EUR [ ] Interest Period: [ ] months, Maturity Date: 200[_____]

[Revolving Advance [ ] :]	Participation: EUR [ ] Interest Period: [ ] months, Maturity Date: 200[_____]

[2]	Only relevant if Transfer Date is during an Interest Period.

Schedule 2 to Transfer Certificate
Particulars relating to the Transferee
Transfer Date:
Lending Office:
Contact Name:
Account for Payments:
Address for Notices:
Telephone:
Facsimile:
Signatories to Transfer Certificate

[Transferor]	[Transferee]

By:	By:

Date: [ ]	Date: [ ]

[Facility Agent]

By:

Date: [ ]

SCHEDULE 6
Auditors certificate
[Headed notepaper of Auditors]
To:	Natixis as Facility Agent
For and on behalf of the Finance Parties (each as defined in the Facilities Agreement referred to below)
Dear Sirs,
This certificate (this “Certificate”) relates to a facilities agreement dated 16 March 2011 between, AGZ Holding (the “Obligors”), the banks and financial institutions named in that agreement as lenders and Natixis as Facility Agent and Security Agent (as from time to time amended, the “Facilities Agreement”). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Certificate.
In accordance with clause 17.10(c)(ii) of the Credit Agreement, we hereby confirm that as at the date on which the Annual Accounts for the financial year ended [                    ] were prepared, the Parent was in compliance with the financial covenants contained in clause 17.11 (Financial Covenant — Modified Leverage Ratio) of the Credit Agreement.
Leverage:
We confirm that:
(i)	as at [ ], Total Net Debt was [ ];

(ii)	as at [ ], Modified Total Net Debt was [ ];

(ii)	for the financial year ended [ ], EBITDA was [ ].
Therefore, as at [                    ], the ratio of Total Net Debt to EBITDA was [                    ] and the Modified Leverage Ratio was [                    ].

[Auditors]

SCHEDULE 7
Form of effective global rate letter
[Headed note paper of Natixis]
[•] 2011
AGZ Holding
[insert address]
Dear Sirs,
Senior facilities agreement dated 16 March 2011 between among others AGZ Holding as Parent, Natixis as Facility Agent and Security Agent and the Lenders named therein pursuant to which the Lenders agreed to make available to the Borrowers EUR 380,000,000 in term and EUR 40,000,000 in revolving credit facilities (the “Facilities”) to the Borrowers (the “Facilities Agreement”).
Unless otherwise defined in this letter, words and expressions defined in the Facilities Agreement have the same meanings when used in this letter.
Pursuant to the terms of clause 6.8 (Effective global rate) of the Facilities Agreement, it was agreed that the effective global rate (taux effectif global) of the Facilities would be notified to the Parent by delivery of a separate letter from the Facility Agent (acting for itself and on behalf of the other Lenders) on or before the date of the Facilities Agreement.
This letter constitutes the separate letter referred to at clause 6.8 of the Facilities Agreement and constitutes an integral part of the Facilities Agreement.
We wish to draw your attention to the fact that, taking into account the nature of the provisions of the Facilities Agreement, and in particular the variability of the interest rate and the ability that you have to choose the length of Interest Periods, it is not possible to determine the exact effective global rate of the Facilities and we are asking you to acknowledge this fact by signing this letter.
However, for the purposes of articles L.313-1 to L.313-6 of the French Consumer Code (Code de la Consommation), we have calculated [(on the basis of a 365-day year)], by way of example, the effective global rate applicable to the Facilities on the basis of: (i) the making available of the entirety of the Facilities on the date of the Facilities Agreement and (ii) the following factors as at [•] 2011:
•	1 month EURIBOR is [ ] per cent. per annum; and

•
the arrangement fee and commitment fee provided for in the Facility Agreement and the estimated legal fees which relate to the transaction amount to the sums set out in a separate letter which was addressed to you today.

In application of the foregoing:
(i)	the effective global rate for the Term Facility is [ ] per cent. per annum, the rate for this period being [ ] per cent. and the period being of 1 month duration;
(ii)	the effective global rate for the Revolving Facility is [ ] per cent. per annum, the rate for this period being [ ] per cent. and the period being of 1 month duration.
Please acknowledge receipt of this letter by counter-signing it where indicated below.
Yours faithfully,

The Facility Agent

NATIXIS
(acting for itself and on behalf of the other Lenders)

Name:

The Parent

AGZ HOLDING

Name:

SCHEDULE 8
Storage and Logistics Companies3

Name	Type of Company	Number

Butane du Havre (“Butane du Havre”)	Groupement d’intérêt économique	522 084 839 RCS Le Havre

Société Béarnaise des Gaz Liquéfiés (“Sobegal”)	Société anonyme	095 880 894

Géogaz Lavera (“Géogaz”)	Société anonyme	703 002 535

Société des Gaz Liquéfiés de Normandie (“Norgal”)*	Groupement d’intérêts économiques	777 344 623

Société en participation de Queven (“SP Queven”)	Société en participation	Not applicable

Compagnie Bordelaise des Gaz Liquides (“Cobogal”)	Société anonyme	456 201 011

Rhône Gaz (“Rhône Gaz”)	Société anonyme	969 507 235

Société Industrielle des Gaz de Pétrole de l’Ouest (“Sigap Ouest”)	Société à responsabilité limitée	026 180 216

GIE Donges (“Donges”)	Groupement d’intérêts économiques	438 640 914

[3]	TBC

SCHEDULE 9
Mandatory Cost Formulae
1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Facility Agent as follows:

E x 0.01 300	per cent. per annum.
Where:
E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per GBP 1,000,000.

5.	For the purposes of this Schedule:
(a)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per GBP 1,000,000 of the Tariff Base of that Reference Bank.

7.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Lending Office; and
(b)	any other information that the Facility Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.
8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 6 above.
9.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.
The Facility Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 10
Transfer Request 4
[(referred to in clause 24.2 (Assignments and Transfers by Lenders)]

From:	[Lender]

To:	AGZ Holding as Parent

Date:	[•]
This Transfer Request relates to the facilities agreement dated 16 March 2011 between, among others, AGZ Holding (the “Parent”), Antargaz S.A., the banks and financial institutions named in that agreement as lenders and Natixis as Facility Agent and Security Agent (as from time to time amended the “Facilities Agreement”). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Transfer Request.
We hereby inform you that we wish to transfer [all/[•]][describe proposed transfer] of our rights and obligations under the Facilities Agreement (the “Proposed Transfer”) to [•][describe proposed transferee].
We hereby request your consent to the Proposed Transfer, in accordance with clause 24.2(c) of the Facilities Agreement,
In accordance with clause 24.2(c) of the Facilities Agreement, please note that you will deemed to have given your consent to the Proposed Transfer unless you expressly refuse such consent within eight Business Days of the service of this Transfer Request (determined in accordance with clause 22.2 (Deemed Service) of the Facilities Agreement).
Yours faithfully,
[Lender]

Name:

[4]	To be sent by registered mail (lettre recommandée avec accusé de réception) or by courier delivery.

Signatories to the Facilities Agreement
The Borrowers
AGZ HOLDING
By:	François Varagne Directeur Général Délégué
Notice Details

Address:	Immeuble Les Renardières
3, place de Saverne
92400 Courbevoie
Facsimile:	33 1 41 88 73 13
Attention:	Yves de Gérard / Corinne Festini
ANTARGAZ
By:	François Varagne Président-Directeur Général
Notice Details

Address:	Immeuble Les Renardières
3, place de Saverne
92400 Courbevoie
Facsimile:	33 1 41 88 73 13
Attention:	Yves de Gérard / Corinne Festini

Coordinator, Facility Agent and Security Agent
NATIXIS

By:	Jean-Philippe Narni	Sylvie Delorme
Notice Details

Address:	80, avenue des Terroirs de France, 75012 Paris
Facsimile:	33 1 58 19 30 90
Attention:	Sylvie Delorme (sylvie.delorme@natixis.com)
Marina Le Bideau (marina.lebideau@natixis.com)
The Mandated Lead Arrangers and Bookrunners
NATIXIS

By:	Jean-Philippe Narni	Marc Chevrette
Notice Details

Address:	80, avenue des Terroirs de France, 75012 Paris
Facsimile:	33 1 58 19 30 90
Attention:	Sylvie Delorme (sylvie.delorme@natixis.com)
Marina Le Bideau (marina.lebideau@natixis.com)
BNP PARIBAS

By:	Erick Caussou	By:	Fabien Calixte
Notice Details
Credit Matters (waivers, etc.)

Address:	1, boulevard Haussmann, 75009 Paris
Facsimile:	33 1 40 14 53 72
Attention:	Arnaud Collin du Bocage (arnaud.collindubocage@bnpparibas.com)
Operational Matters (communication of drawdown notice, etc.)

Address:	150, rue du Faubourg Poissonière, 75010 Paris
Facsimile:	33 1 40 14 77 85
Attention:	Michèle Belotti (michele.belotti@bnpparibas.com)

CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE
By:	Agnès Prebet
Notice Details
Credit Matters (waivers, etc.)

Address:	26, Quai de la Rapée, 75012 Paris
Facsimile:	33 1 44 73 16 31
Attention:	Yann Rinckenberger (yann.rinckenberger@ca-paris.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	26, Quai de la Rapée, 75012 Paris
Facsimile:	33 1 44 73 15 66
Attention:	Fabrice Guerton (fabrice.guerton@ca-paris.fr)
CREDIT LYONNAIS

By:	By:

Notice Details
Credit Matters (waivers, etc.)

Address:	61 rue La Fayette, 75009 Paris
Facsimile:	33 1 42 95 38 15
Attention:	Audrey Bernasson (audrey.bernasson@lcl.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	15/17 rue Alfred Nobel, 77320 Champs S/Marne
Facsimile:	33 1 45 16 76 47
Attention:	Joëlle Prudhomme / Nathalie Coatanlem

The Mandated Lead Arrangers
BARCLAYS BANK PLC

By:	Jacques Sourbier	By:	Thibaut Arles
Notice Details
Credit Matters (waivers, etc.)

Address:	138 avenue Daumesnil, 75012 Paris / 34-36 avenue de Friedland, 75008 Paris
Facsimile:	33 1 55 78 74 62 / 33 1 44 58 40 05
Attention:	Karine Maupiler (karine.maupiler@barclays.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	3 Church Street, #10-00 Samsung Hub, Singapore 049483
Facsimile:	44 207 516 3868 / 44 207 516 3869
Attention:	Aloysius Lai (aloysius.lai@barcap.com)
BANQUE COMMERCIALE POUR LE MARCHE DE L’ENTREPRISE
By:	Isabelle Bourrier
Notice Details
Credit Matters (waivers, etc.)

Address:	118, avenue des Champs Elysées, 75008 Paris
Facsimile:	33 1 56 69 76 55
Attention:	Blandine Costeplane (blandine.costeplane@erkea.com)
Operational Matters (communication of drawdown notice, etc.)

Address:	255 rue de St Malo, 35000 Rennes
Facsimile:	33 2 99 01 02 36
Attention:	Nello Greau / Sylvie Rault / Michel Le Marec (bo_central@bcme.fr)

ING BELGIUM SA, SUCCURSALE EN FRANCE

By:

Notice Details
Credit Matters (waivers, etc.)

Address:	Coeur Défense A, 92931 Paris — La Défense Cedex
Facsimile:	33 1 56 39 48 70
Attention:	Nassif Torbey (nassif.torbey@ing.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	Coeur Défense A, 92931 Paris — La Défense Cedex
Facsimile:	33 1 56 39 48 72 / 33 1 56 39 39 20
Attention:	Daniel Labille (daniel.labille@ing.fr)
The Arrangers
BANCO BILBAO VIZCAYA ARGENTARIA

By:	Anna Homs	By:	Georges Martinez
Notice Details
Credit Matters (waivers, etc.)

Address:	29, avenue de l’Opéra, 75001 Paris
Facsimile:	33 1 44 86 83 14
Attention:	Eduardo Anillo (eduardo.anillo@grupobbva.com)
Operational Matters (communication of drawdown notice, etc.)

Address:	calle clara del rey, 26, 28002 Madrid, España
Facsimile:	34 91 537 57 51
Attention:	Rebeca Ahuir (rebeca.ahuir@grupobbva;com)

CREDIT DU NORD
By:	Georges Briot
Notice Details
Credit Matters (waivers, etc.)

Address:	50, rue d’Anjou, 75008 Paris
Facsimile:	33 1 40 22 24 78
Attention:	Christophe Pichon (christophe.pichon@cdn.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	50, rue d’Anjou, 75008 Paris
Facsimile:	33 1 40 22 24 78
Attention:	Véronique Belnoue (veronique.belnoue@cdn.fr)
HSBC FRANCE

By:	Sébastien Cuny	By:	Adrien Meynard
Notice Details
Credit Matters (waivers, etc.)

Address:	103, avenue des Champs-Elysées, 75419 Paris Cedex 08
Facsimile:	33 1 57 57 06 38
Attention:	Adrien Maynard (adrien.maynard@hsbc.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	103, avenue des Champs-Elysées, 75419 Paris Cedex 08
Facsimile:	33 1 40 70 28 80
Attention:	Anne Lhermitte (anne.lhermitte@hsbc.fr)

CREDIT SUISSE INTERNATIONAL

By:

Notice Details
Credit Matters (waivers, etc.)

Address:	1 Cabot Square, London E14 4QJ
Facsimile:	44 20 7943 2194 / 44 20 7943 8831 / 44 20 7943 4332
Attention:	Siobhan Mcgrady (siobhan.mcgrady@credit-suisse.com)
Operational Matters (communication of drawdown notice, etc.)

Address:	1 Cabot Square, London E14 4QJ
Facsimile:	44 20 7888 8398
Attention:	Loans Participations (ldnloan.servicing@credit-suisse.com)
BRED BANQUE POPULAIRE

By:

Notice Details
Credit Matters (waivers, etc.)

Address:	93 avenue du Général de Gaulle, 94000 Créteil
Facsimile:	33 1 48 98 68 55
Attention:	Romain Lakraa (romain.lakraa@bred.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	93-95 avenue du Général de Gaulle, 94000 Créteil
Facsimile:	33 1 48 98 61 23
Attention:	Aurélie Murcia / Natali Simic / Paula Gilardoni (credits.entreprises@bred.fr)

BANQUE PALATINE

By:	Antoine Quet	By:	Christophe Maillard
Notice Details
Credit Matters (waivers, etc.)

Address:	35 avenue Franklin Roosevelt 75008 Paris / 42 rue d’Anjou, 75382 Paris Cedex 08
Facsimile:	33 1 56 60 34 70 / 33 1 55 27 97 60
Attention:	Christophe Maillard (c.maillard@palatine.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	10, avenue du Val de Fontenay, 94120 Fontenay Sous Bois
Facsimile:	33 1 43 94 58 60
Attention:	Guillaume De Luget (g.creditetcautions@palatine.fr)
The Lenders
NATIXIS

By:	Jean-Philippe Narni	Marc Chevrette
Notice Details

Address:	80, avenue des Terroirs de France, 75012 Paris
Facsimile:	33 1 58 19 30 90
Attention:	Sylvie Delorme (sylvie.delorme@natixis.com)
Marina Le Bideau (marina.lebideau@natixis.com)
BNP PARIBAS

By:	Erick Caussou	By:	Arnaud Collin du Bocage
Notice Details
Credit Matters (waivers, etc.)

Address:	1, boulevard Haussmann, 75009 Paris
Facsimile:	33 1 40 14 53 72
Attention:	Arnaud Collin du Bocage (arnaud.collindubocage@bnpparibas.com)
Operational Matters (communication of drawdown notice, etc.)

Address:	150, rue du Faubourg Poissonière, 75010 Paris
Facsimile:	33 1 40 14 77 85
Attention:	Michèle Belotti (michele.belotti@bnpparibas.com)

CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE
By:	Agnès Prebet
Notice Details
Credit Matters (waivers, etc.)

Address:	26, Quai de la Rapée, 75012 Paris
Facsimile:	33 1 44 73 16 31
Attention:	Yann Rinckenberger (yann.rinckenberger@ca-paris.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	26, Quai de la Rapée, 75012 Paris
Facsimile:	33 1 44 73 15 66
Attention:	Fabrice Guerton (fabrice.guerton@ca-paris.fr)
CREDIT LYONNAIS

By:	By:

Notice Details
Credit Matters (waivers, etc.)

Address:	61 rue La Fayette, 75009 Paris
Facsimile:	33 1 42 95 38 15
Attention:	Audrey Bernasson (audrey.bernasson@lcl.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	15/17 rue Alfred Nobel, 77320 Champs S/Marne
Facsimile:	33 1 45 16 76 47
Attention:	Joëlle Prudhomme / Nathalie Coatanlem

BARCLAYS BANK PLC

By:	Jacques Sourbier	By:	Thibaut Arles
Notice Details
Credit Matters (waivers, etc.)

Address:	138 avenue Daumesnil, 75012 Paris / 34-36 avenue de Friedland, 75008 Paris
Facsimile:	33 1 55 78 74 62 / 33 1 44 58 40 05
Attention:	Karine Maupiler (karine.maupiler@barclays.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	3 Church Street, #10-00 Samsung Hub, Singapore 049483
Facsimile:	44 207 516 3868 / 44 207 516 3869
Attention:	Aloysius Lai (aloysius.lai@barcap.com)
BANQUE COMMERCIALE POUR LE MARCHE DE L’ENTREPRISE
By:	Isabelle Bourrier
Notice Details
Credit Matters (waivers, etc.)

Address:	118, avenue des Champs Elysées, 75008 Paris
Facsimile:	33 1 56 69 76 55
Attention:	Blandine Costeplane (blandine.costeplane@erkea.com)
Operational Matters (communication of drawdown notice, etc.)

Address:	255 rue de St Malo, 35000 Rennes
Facsimile:	33 2 99 01 02 36
Attention:	Nello Greau / Sylvie Rault / Michel Le Marec (bo_central@bcme.fr)

ING BELGIUM SA, SUCCURSALE EN FRANCE

By:

Notice Details
Credit Matters (waivers, etc.)

Address:	Coeur Défense A, 92931 Paris — La Défense Cedex
Facsimile:	33 1 56 39 48 70
Attention:	Nassif Torbey (nassif.torbey@ing.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	Coeur Défense A, 92931 Paris — La Défense Cedex
Facsimile:	33 1 56 39 48 72 / 33 1 56 39 39 20
Attention:	Daniel Labille (daniel.labille@ing.fr)
BANCO BILBAO VIZCAYA ARGENTARIA

By:	Anna Homs	By:	Georges Martinez
Notice Details
Credit Matters (waivers, etc.)

Address:	29, avenue de l’Opéra, 75001 Paris
Facsimile:	33 1 44 86 83 14
Attention:	Eduardo Anillo (eduardo.anillo@grupobbva.com)
Operational Matters (communication of drawdown notice, etc.)

Address:	calle clara del rey, 26, 28002 Madrid, España
Facsimile:	34 91 537 57 51
Attention:	Rebeca Ahuir (rebeca.ahuir@grupobbva;com)

CREDIT DU NORD
By:	Georges Briot
Notice Details
Credit Matters (waivers, etc.)

Address:	50, rue d’Anjou, 75008 Paris
Facsimile:	33 1 40 22 24 78
Attention:	Christophe Pichon (christophe.pichon@cdn.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	50, rue d’Anjou, 75008 Paris
Facsimile:	33 1 40 22 24 78
Attention:	Véronique Belnoue (veronique.belnoue@cdn.fr)
HSBC FRANCE

By:	Sébastien Cuny	By:	Adrien Meynard
Notice Details
Credit Matters (waivers, etc.)

Address:	103, avenue des Champs-Elysées, 75419 Paris Cedex 08
Facsimile:	33 1 57 57 06 38
Attention:	Adrien Maynard (adrien.maynard@hsbc.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	103, avenue des Champs-Elysées, 75419 Paris Cedex 08
Facsimile:	33 1 40 70 28 80
Attention:	Anne Lhermitte (anne.lhermitte@hsbc.fr)

CREDIT SUISSE INTERNATIONAL

By:

Notice Details
Credit Matters (waivers, etc.)

Address:	1 Cabot Square, London E14 4QJ
Facsimile:	44 20 7943 2194 / 44 20 7943 8831 / 44 20 7943 4332
Attention:	Siobhan Mcgrady (siobhan.mcgrady@credit-suisse.com)
Operational Matters (communication of drawdown notice, etc.)

Address:	1 Cabot Square, London E14 4QJ
Facsimile:	44 20 7888 8398
Attention:	Loans Participations (ldnloan.servicing@credit-suisse.com)
BRED BANQUE POPULAIRE

By:

Notice Details
Credit Matters (waivers, etc.)

Address:	93 avenue du Général de Gaulle, 94000 Créteil
Facsimile:	33 1 48 98 68 55
Attention:	Romain Lakraa (romain.lakraa@bred.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	93-95 avenue du Général de Gaulle, 94000 Créteil
Facsimile:	33 1 48 98 61 23
Attention:	Aurélie Murcia / Natali Simic / Paula Gilardoni (credits.entreprises@bred.fr)

BANQUE PALATINE

By:	Antoine Quet	By:	Christophe Maillard
Notice Details
Credit Matters (waivers, etc.)

Address:	35 avenue Franklin Roosevelt 75008 Paris / 42 rue d’Anjou, 75382 Paris Cedex 08
Facsimile:	33 1 56 60 34 70 / 33 1 55 27 97 60
Attention:	Christophe Maillard (c.maillard@palatine.fr)
Operational Matters (communication of drawdown notice, etc.)

Address:	10, avenue du Val de Fontenay, 94120 Fontenay Sous Bois
Facsimile:	33 1 43 94 58 60
Attention:	Guillaume De Luget (g.creditetcautions@palatine.fr)